                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                              Rexall Sundown, Inc.
                                       at
                              $24.00 Net Per Share
                                       by
                           Nutricia Investment Corp.
                     an indirect wholly owned subsidiary of
                            Koninklijke Numico N.V.
                                 (Royal Numico)
-------------------------------------------------------------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON FRIDAY, JUNE 2, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE BOARD OF DIRECTORS OF REXALL SUNDOWN, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF THE COMPANY EQUIVALENT TO A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 12 OF THIS OFFER TO PURCHASE.

    THE OFFER IS NOT CONDITIONED ON THE PURCHASER (AS DEFINED HEREIN) OBTAINING FINANCING.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Shares should: (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and (A) mail or deliver the Letter of Transmittal (or such facsimile) with such shareholder's certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined herein), or (B) follow the procedure for book-entry transfer of Shares set forth in Section 3 of this Offer to Purchase or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

    A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

    Questions and requests for assistance may be directed to Innisfree M&A Incorporated, which is acting as the Information Agent, or Salomon Smith Barney Inc., which is acting as the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                              Salomon Smith Barney

May 5, 2000

                               TABLE OF CONTENTS

SUMMARY TERM SHEET.....................................................   ii
INTRODUCTION...........................................................   vi
THE TENDER OFFER.......................................................    1
       1.  Terms of the Offer..........................................    1
       2.  Acceptance for Payment and Payment for Shares...............    3
       3.  Procedure for Tendering Shares..............................    4
       4.  Rights of Withdrawal........................................    7
       5.  Certain U.S. Federal Income Tax Consequences................    8
       6.  Price Range of the Shares; Dividends........................    9
       7.  Effect of the Offer on the Market for the Shares; Stock
            Quotation; Exchange Act Registration; Margin Regulations...   10
       8.  Certain Information Concerning the Company..................   11
       9.  Certain Information Concerning the Purchaser and Numico.....   14
      10.  Background of the Offer; Contacts with the Company..........   16
      11.  Purpose of the Offer; Plans for the Company; the Merger
            Agreement;
            Other Agreements...........................................   18
      12.  Certain Conditions to the Offer.............................   35
      13.  Source and Amount of Funds..................................   37
      14.  Dividends and Distributions.................................   38
      15.  Certain Legal Matters.......................................   38
      16.  Fees and Expenses...........................................   40
      17.  Legal Proceedings...........................................   41
      18.  Miscellaneous...............................................   41

SCHEDULE A--Directors and Executive Officers of Numico, the Purchaser,
Nutricia LP, Nutricia, Inc. and Nutricia International.................  A-1

                               SUMMARY TERM SHEET

    Nutricia Investment Corp. is offering to purchase all of the outstanding shares of common stock of Rexall Sundown, Inc. for $24.00 net per share in cash, without any interest. The following are some of the questions you, as a shareholder of Rexall Sundown, may have and answers to those questions.

    We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

    WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is Nutricia Investment Corp. We are a Florida corporation formed for the purpose of making this offer. We are an indirect wholly owned subsidiary of Koninklijke Numico N.V., a company incorporated under the laws of the Netherlands. See the "Introduction" to this Offer to Purchase.

    WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are seeking to purchase all of the outstanding shares of common stock of Rexall Sundown. See the "Introduction" to this Offer to Purchase.

    HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $24.00 per share, net to you, in cash, without any interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

    DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    We will be provided with approximately $1.8 billion, by Numico and/or its affiliates, which will be used to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger of Nutricia Investment Corp. with and into Rexall Sundown. This merger is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement among us, Numico and Rexall Sundown. The offer is not conditioned upon any financing arrangements. Numico and/or its affiliates currently intend to provide the necessary funds through a combination of loans and/or capital contributions. Numico and/or its affiliates intend to obtain such funds through a loan facility that will be established. See
Section 13--"Source and Amount of Funds" in this Offer to Purchase.

    IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

    --only cash consideration is being offered,

    --the offer is not subject to any financing condition, and

    --the offer is being made for all the outstanding shares of Rexall Sundown.

    HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have until 12:00 midnight, New York City time, on Friday, June 2, 2000, to decide whether to tender your shares in the offer, unless the offer is extended pursuant to the terms of the merger agreement. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See
Section 1--"Terms of the Offer" and Section 3--"Procedure for Tendering Shares" in this Offer to Purchase.

    CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Yes. We have agreed with Rexall Sundown that we may extend the offer if
(i) at the time the offer is scheduled to expire, including at the end of an earlier extension, any of the offer conditions is not satisfied or waived by us, if we are required to extend the offer under the terms of the merger agreement or (ii) subject to waiver by us of certain of the offer conditions, less than 80% of the shares have been tendered. We have also agreed with Rexall Sundown that we will extend the offer (i) under certain circumstances contemplated by the merger agreement or (ii) if we are required to do so by the rules of the Securities and Exchange Commission.

    We may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which shareholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1--"Terms of the Offer" in this Offer to Purchase.

    HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform Wilmington Trust Company, which is the depositary for the offer, of that fact. We also will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1--"Terms of the Offer" in this Offer to Purchase.

    WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    We are not obligated to purchase any shares which are validly tendered unless the number of shares validly tendered and not properly withdrawn before the expiration of the offer represents at least a majority of the outstanding shares of Rexall Sundown on a fully diluted basis. We may, however, decide to purchase all shares tendered, even though such number may be less than a majority of the outstanding shares on a fully diluted basis, with the prior written consent of Rexall Sundown.

    The offer also is subject to a number of other conditions which we can waive without consent of Rexall Sundown. See the "Introduction" and
Section 12--"Certain Conditions to the Offer" in this Offer to Purchase.

    HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal, to Wilmington Trust Company, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in "street name," the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing item will be received by the depositary within three Nasdaq National Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See
Section 3--"Procedure for Tendering Shares" in this Offer to Purchase.

    UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired and, if we have not agreed by July 3, 2000 (or a later date as may apply, if this offer is extended) to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period. See Section 1--"Terms of the Offer" and Section 4--"Rights of Withdrawal" in this Offer to Purchase.

    HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a copy of one, with the required information to Wilmington Trust Company, the depositary for the offer, while you still have the right to withdraw the shares. See Section 4--"Rights of Withdrawal" in this Offer to Purchase.

    WHAT DOES THE REXALL SUNDOWN BOARD OF DIRECTORS THINK OF THE OFFER?

    We are making the offer pursuant to a merger agreement among us, Numico and Rexall Sundown. The board of directors of Rexall Sundown unanimously approved the merger agreement, our tender offer and the proposed merger of us with and into Rexall Sundown. Following the proposed merger, Rexall Sundown will be the surviving corporation and an indirect wholly owned subsidiary of Numico. The board of directors of Rexall Sundown has determined that the terms of the offer and the merger are fair to, and in the best interests of, the shareholders of Rexall Sundown and recommends that you tender your shares in the offer. See the "Introduction" to this Offer to Purchase.

    HAVE ANY SHAREHOLDERS AGREED TO TENDER THEIR SHARES?

    Yes. Shareholders who own shares representing approximately 50.3% of the outstanding common stock of Rexall Sundown (which is subject to increase upon the exercise of any outstanding options) have agreed to tender their shares in the offer. See Section 11--"Purpose of the Offer; Plans for the Company; the Merger Agreement; Other Agreements--SHAREHOLDER AGREEMENT," in this Offer to Purchase.

    IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL REXALL SUNDOWN CONTINUE AS A PUBLIC COMPANY?

    No. Following the purchase of shares in the offer, we expect to consummate the merger, and, following the merger, Rexall Sundown will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining shareholders and publicly held shares that (a) Rexall Sundown shares will no longer meet the published guidelines of the Nasdaq National Market for continued listing and may be delisted from the Nasdaq National Market, (b) there may not be a public trading market for Rexall Sundown shares and (c) Rexall Sundown may cease being required to comply with the SEC rules relating to publicly held companies. See
Section 7--"Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act Registration; Margin Regulations" in this Offer to Purchase.

    WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF REXALL SUNDOWN SHARES ARE NOT TENDERED IN THE OFFER?

    Yes. If we accept for payment and pay for at least a majority of the outstanding shares of Rexall Sundown, Nutricia Investment Corp. will be merged with and into Rexall Sundown. If that merger takes place, Numico will own indirectly all of the shares of Rexall Sundown and all remaining shareholders of Rexall Sundown (other than Numico or its subsidiaries, including Nutricia Investment Corp.) will receive $24.00 per share in cash. See the "Introduction" to this Offer to Purchase.

    IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger described above takes place, shareholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place, the number of Rexall Sundown shareholders and shares of Rexall Sundown which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the shares. Also, as described above, Rexall Sundown may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 7--"Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act Registration; Margin Regulations" of this Offer to Purchase.

    WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On April 28, 2000, the last trading day before we announced the tender offer and the possible subsequent merger, the closing price of Rexall Sundown shares reported on the Nasdaq National Market was $19.25 per share. Between
December 31, 1999 and April 28, 2000, the closing price of Rexall Sundown shares ranged between $9.9375 and $19.25 per share. We advise you to obtain a recent quotation for shares of Rexall Sundown in deciding whether to tender your shares. See Section 6--"Price Range of the Shares; Dividends" in this Offer to Purchase.

    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You can call Innisfree M&A Incorporated at (888) 750-5834 (toll free) or
(212) 750-5833 (call collect) or Salomon Smith Barney Inc. at (877) 755-4456 (toll free). Innisfree M&A Incorporated is acting as the information agent and Salomon Smith Barney Inc. is acting as the dealer manager for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of
REXALL SUNDOWN, INC.:

                                  INTRODUCTION

    Nutricia Investment Corp., a Florida corporation (the "Purchaser") and an indirect wholly owned subsidiary of Koninklijke Numico N.V., a company organized under the laws of the Netherlands ("Numico"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Rexall Sundown, Inc., a Florida corporation (the "Company"), at $24.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (as amended or supplemented from time to time, the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer").

    Tendering shareholders who have Shares registered in their name and who tender directly to the Depositary will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through their broker, dealer, commercial bank or trust company should consult with such institution as to whether there are any fees applicable to a tender of Shares. The Purchaser will pay all charges and expenses of Wilmington Trust Company, as the depositary (the "Depositary"), Salomon Smith Barney Inc., as the dealer manager (the "Dealer Manager"), and Innisfree M&A Incorporated, as the information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") DATED AS OF APRIL 30, 2000, BY AND AMONG THE COMPANY, NUMICO AND THE PURCHASER. PURSUANT TO THE MERGER AGREEMENT, AFTER COMPLETION OF THE OFFER AND SUBJECT TO THE SATISFACTION OR WAIVER OF ALL CONDITIONS TO THE MERGER, THE PURCHASER WILL BE MERGED WITH AND INTO THE COMPANY (THE "MERGER"). THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS TENDER THEIR SHARES PURSUANT TO THE OFFER.

    For a discussion of the Board's recommendation, see "Item 4. The Solicitation or Recommendation" set forth in the Company's
Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders with this Offer to Purchase.

    Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Board its written opinion that, as of April 28, 2000, and based upon and subject to the matters set forth therein, the consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders. A copy of the opinion of Morgan Stanley is contained in the Schedule 14D-9. Shareholders are urged to and should read the opinion carefully and in its entirety.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES EQUIVALENT TO A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE DATE SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 12.

    The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring all of the equity interests in the Company.

    Pursuant to the Merger Agreement, each issued and outstanding Share (other than Shares owned by the Company, Numico or the Purchaser or Shares that are held by shareholders exercising dissenters' rights under Florida law ("Dissenting Shareholders")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each Share pursuant to the Offer (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

    The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including the approval of the Merger by the requisite vote of the shareholders of the Company. Under Florida law, the shareholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding Shares, including Shares held by the Purchaser and its affiliates. Accordingly, if the Purchaser acquires a majority of the outstanding Shares, the Purchaser will have the voting power required to approve the Merger without the affirmative vote of any other shareholders of the Company. In the event the Purchaser obtains 80% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will effect the Merger pursuant to the short-form merger provisions of the Florida Business Corporation Act ("FBCA"), without the approval of any other shareholder of the Company.

    Certain shareholders of the Company owning in the aggregate 32,239,270 Shares, or approximately 50.3% of the Shares issued and outstanding on April 28, 2000, have entered into a Shareholder Agreement dated April 30, 2000, with Numico and the Purchaser (the "Shareholder Agreement") whereby such shareholders have agreed to tender all of their Shares pursuant to the Offer. This agreement is more fully described in Section 11.

    Consummation of the Offer is conditioned upon the expiration or termination of any applicable waiting period under the HSR Act. See Section 15.

    Based on the representations and warranties of the Company contained in the Merger Agreement, as of the close of business on April 28, 2000: (i) 64,063,856 Shares were issued and outstanding and (ii) 13,245,023 Shares were reserved for issuance upon exercise of outstanding stock options, warrants or other rights to acquire Shares. Based on the foregoing, the Minimum Condition will be satisfied if 38,654,440 Shares are validly tendered and not withdrawn prior to the Expiration Date (as defined herein). The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Condition will increase to the extent additional Shares are deemed to be outstanding on a fully diluted basis under the Merger Agreement.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER.

    Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 12 (the "Offer Conditions"), and if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date and not otherwise withdrawn as permitted by Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, June 2, 2000, or any later time and date at which the Offer, as so extended by the Purchaser, shall expire. Under no circumstances will any interest be paid on the Offer price for tendered Shares, regardless of any extension of the Offer or any delay in making such payment.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the obtaining of any Required Regulatory Approvals (as defined in the Merger Agreement), including the expiration or termination of any waiting period under the HSR Act. The Offer is also conditioned upon the satisfaction of each of the other conditions described in Section 12. If any of these conditions is not satisfied prior to the Expiration Date (as extended by the Purchaser pursuant to the Merger Agreement), the Purchaser may decline to purchase any of the Shares tendered in the Offer and may terminate the Offer and return all tendered Shares to tendering shareholders. The Purchaser reserves the right (but shall not be obligated), subject to the provisions of the Merger Agreement, to waive any or all of such conditions, except the Minimum Condition, or, subject to the right of shareholders to withdraw Shares until the Expiration Date, to retain the Shares which have been tendered during the period or periods for which the Offer is extended.

    Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and the terms of the Merger Agreement (see
Section 11), the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as possible by a public announcement thereof. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See
Section 4. Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were already accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, upon the occurrence of any of the conditions specified in Section 12 and (ii) to waive any condition and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof; provided that pursuant to the Merger Agreement, the Purchaser will not, without the prior written consent of the Company (such consent to be authorized by the Board), (i) waive the Minimum Condition,
(ii) decrease the amount or change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought in the Offer, (iv) impose additional conditions to the Offer, (v) change any of the Offer Conditions or amend any other term of the Offer if any such change or amendment would be materially adverse to the holders of Shares (other than Numico or the Purchaser) or (vi) except as provided below, extend the Offer if all the Offer Conditions have been satisfied.

    Notwithstanding the foregoing, pursuant to the Merger Agreement, the Purchaser may, without the consent of the Company, (a) extend the Offer, if at the scheduled Expiration Date, any of the Offer Conditions have not been satisfied or waived, on one or more occasions for one or more additional period(s) of up to ten business days at a time until such conditions are satisfied or waived, (b) extend the Offer for such period as may be required by any rule, regulation, interpretation of position of the SEC or the staff thereof applicable to the Offer, (c) extend the Offer for one or more periods (each such period to be for not more than five business days, and such extensions to be for an aggregate period of not more than twenty business days beyond the latest Expiration Date that would otherwise be permitted under clause (a) or (b) of this sentence) if on the date of such extensions the Offer

Conditions have been satisfied or waived but more than 80% of the outstanding Shares have not been tendered, or (d) extend the Offer for any reason for one or more periods, each such period to be for not more than ten business days, and such extensions to be for an aggregate period of not more than twenty business days beyond the latest Expiration Date that would otherwise be permitted under clause (a) or (b) of this sentence. Pursuant to the Merger Agreement, if all of the Offer Conditions are not satisfied on any Expiration Date of the Offer, the Purchaser will, upon the Company's request, extend the Offer for periods of not more than ten business days each; provided, that (i) the Company will only be able to make two such requests, and (ii) the Purchaser will not be required to extend the Offer beyond August 31, 2000 (the "Outside Date") (or October 30, 2000, if all Required Regulatory Approvals are not obtained by such date) or, if earlier, the termination of the Merger Agreement in accordance with its terms.

    Under the Merger Agreement and pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of three to twenty business days in length following the expiration of the Offer on the Expiration Date (the "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer, which already will have been completed.

    Rule 14d-11 provides that the Purchaser may elect to provide a Subsequent Offering Period so long as, among other things, (i) the Offer has remained open for a minimum of twenty business days and has expired, (ii) the Offer is for all outstanding Shares, (iii) the Purchaser accepts and promptly pays for all securities tendered during the Offer prior to close of the Offer, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period and (vi) the Purchaser offers the same form and amount of consideration to the holders of Shares in both the Offer and the Subsequent Offering Period. The Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Under the Exchange Act, no withdrawal rights apply to Shares tendered during the Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. If a Subsequent Offering Period is included, the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer.

    If the Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered and not withdrawn prior to the Expiration Date, and, subject to the terms and conditions of the Offer, including but not limited to the Offer Conditions, it will accept for payment and promptly pay for all Shares so accepted for payment. The Purchaser confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

    Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

    The Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

    If, prior to the Expiration Date, the Purchaser (with the previous approval of the Company in writing) shall decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

    The Company provided the Purchaser with a list of the record holders of the Shares and their addresses, as well as mailing labels for such record holders, lists of non-objecting beneficial owners and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered and not withdrawn as promptly as practicable after the Expiration Date, if the Offer Conditions have been satisfied or waived.

    In addition, subject to applicable rules of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 12. Notwithstanding the foregoing, the Purchaser reserves the right, in its sole discretion, to extend the Offer notwithstanding the prior satisfaction of the Offer Conditions if more than 80% of the outstanding Shares have not been tendered in the Offer (in which case the Purchaser may extend the expiration date on one or more occasions for up to twenty business days in the aggregate beyond the time it would otherwise be required to accept validly tendered Shares for payment). See Sections 1, 12 and 15.

    Numico filed a Notification and Report Form under the HSR Act on May 2, 2000, and, accordingly, unless earlier terminated or extended by a request for additional information, the waiting period under the HSR Act is scheduled to expire at 11:59 p.m., New York City time, on May 17, 2000. See Section 15.

    Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository

Trust Company (the "Book-Entry Transfer Facility")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

    If, prior to the Expiration Date, the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    The Purchaser reserves the right to transfer or assign, in whole or in part, to one or more direct or indirect subsidiaries of Numico the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

    VALID TENDER. To tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation of such delivery, including an Agent's Message (as defined below), must be received by the Depositary if the tendering shareholder has not delivered a Letter of Transmittal) prior to the Expiration Date or
(c) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are subject to the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed in the manner described above. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. A shareholder desiring to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

       (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or overnight courier to the Depositary or transmitted by telegram, telex or facsimile or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    OTHER REQUIREMENTS. Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    TENDER CONSTITUTES AN AGREEMENT. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing a Letter of Transmittal as set forth above (including through delivery of an Agent's Message), the tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after April 30, 2000. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment and pays for the Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will be deemed not effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of and payment for such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares, including voting at any meeting of shareholders then scheduled.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Numico, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of U.S. Federal income tax on payments of cash pursuant to the Offer, a U.S. Holder (as defined herein) surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such U.S. Holder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such U.S. Holder is not subject to backup withholding. If a U.S. Holder does not provide a correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such U.S. Holder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding at a rate of 31%. All U.S. Holders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, certain domestic corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See
Section 5 of this Offer to Purchase and Instruction 9 to the Letter of Transmittal.

4. RIGHTS OF WITHDRAWAL.

    Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 3, 2000.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Numico, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be an extension of the Offer to the extent required by applicable rules and regulations.

    In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

    The following is a general discussion of certain U.S. Federal income tax consequences of the receipt of cash by a holder of Shares pursuant to the Offer or the Merger. The discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Regulations, administrative pronouncements and judicial decisions, in each case, as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and possibly to differing interpretations. No ruling will be requested from the Internal Revenue Service (the "IRS") regarding the tax consequences of the Offer or the Merger and there can be no assurance that the IRS will agree with the discussion set forth below. This discussion does not address state, local or foreign tax laws and, except as specifically noted, applies only to a U.S. Holder.

    A "U.S. Holder" means a holder of Shares that is for U.S. Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States persons have the authority to control all substantial decisions of the trust. In the case of a partnership that holds Shares, any partner described in any of (i) through (iv), above, generally is also a U.S. Holder. A "Non-U.S. Holder" is a holder of Shares, generally including any partner in a partnership that holds Shares, that is not a U.S. Holder.

    The transfer of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. Federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares transferred by such U.S. Holder pursuant to the Offer (or canceled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or canceled pursuant to the Merger).

    Gain (or loss) will be capital gain (or loss), assuming that such Shares are held as a capital asset. Capital gains of individuals, estates and trusts generally are subject to preferential U.S. Federal income tax rates if, at the time the Company accepts the Shares for payment, the shareholder held the Shares for more than one year. Capital gains of corporations generally are taxed at the same Federal income tax rates applicable to corporate ordinary income. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

    A U.S. Holder that tenders Shares pursuant to the Offer or surrenders Shares pursuant to the Merger may be subject to 31% backup withholding unless the U.S. Holder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A shareholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See "--Backup Withholding" under Section 3 herein.

    If backup withholding applies to a holder of Shares, the Depositary is required to withhold 31% from payments to such holder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing a U.S. Federal income tax return.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. HOLDERS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, DEALERS IN SECURITIES OR CURRENCIES, PERSONS WHO HOLD SHARES AS A POSITION IN A "STRADDLE" OR AS PART OF A "HEDGING", "CONVERSION" OR "CONSTRUCTIVE SALE" TRANSACTION AND PERSONS THAT HAVE A FUNCTIONAL CURRENCY OTHER THAN THE U.S. DOLLAR. THE DISCUSSION MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF SUCH HOLDER'S INDIVIDUAL CIRCUMSTANCES AND MAY NOT DISCUSS EVERY ASPECT OF U.S. FEDERAL TAX LAW THAT MAY BE RELEVANT TO HOLDERS (INCLUDING, BUT NOT LIMITED TO, THE APPLICABILITY OF ANY ESTATE OR GIFT TAX LAWS). SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

    According to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1999, the Shares are listed for trading on the Nasdaq National Market under the symbol "RXSD." The following table sets forth, for each of the fiscal quarters of the Company indicated, the high and low closing price for the Shares on the Nasdaq National Market based upon published financial sources.

                                                              CLOSING PRICE
                                                           -------------------
FISCAL YEAR ENDED AUGUST 31,                                 HIGH       LOW
----------------------------                               --------   --------
1998
  First quarter..........................................   $23.75     $17.13
  Second quarter.........................................    38.63      23.50
  Third quarter..........................................    38.69      30.03
  Fourth quarter.........................................    38.38      18.25
1999
  First quarter..........................................    24.25      12.94
  Second quarter.........................................    16.50      11.06
  Third quarter..........................................    22.69      14.00
  Fourth quarter.........................................    16.69      11.63
2000
  First quarter..........................................    12.31      10.25
  Second quarter.........................................    15.00      10.31
  Third quarter (through April 28, 2000).................    19.25      14.13

    On April 28, 2000, the last full trading day before the first public announcement of the execution of the Merger Agreement, the closing price of the Shares on the Nasdaq National Market was $19.25 per Share. On May 4, 2000, the last full trading day before the commencement of the Offer, the closing price of the Shares on the Nasdaq National Market was $23.50 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    The Purchaser has been advised by the Company that the Company has never paid any cash dividends on the Shares. The Merger Agreement prohibits the Company from declaring or paying any dividends until the effectiveness of the Merger.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    MARKET FOR THE SHARES. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market, which among other things require that an issuer have either (i) at least 750,000 publicly held shares, held by at least 400 shareholders of round lots, with an aggregate market value of at least $5,000,000, net tangible assets of at least $4,000,000, a minimum bid price of at least $1 per Share, and at least two registered and active market makers providing quotations for the shares or (ii) at least 1,100,000 publicly held shares, held by at least 400 shareholders of round lots, with an aggregate market value of at least $15,000,000, a minimum bid price of at least $5 per share and either (x) a market capitalization of at least $50,000,000 or
(y) total assets and total revenue of at least $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years and at least four registered and active market markers providing quotations for the Shares. If neither of the foregoing standards are met, the Shares would no longer be listed on the Nasdaq National Market. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to information provided by the Company, as of May 2, 2000, there were approximately 1,600 shareholders of record.

    The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

    If the Shares were to cease to be quoted on the Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market and the price quotations would be reported by such exchange or through Nasdaq or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for Nasdaq National Market reporting or for continued inclusion on the list of "margin securities" of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon as possible after the completion of the Offer if the requirements for such termination are met.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

    INCREASED INTEREST IN NET BOOK VALUE AND NET EARNINGS OF THE COMPANY. If the Offer is consummated, the direct and indirect interest of Numico in the Company's net book value and net earnings will increase in proportion to the number of Shares acquired in the Offer. Following consummation of the Merger, Numico's direct and indirect interest in such items will increase to 100%, and the Company will be a wholly owned indirect subsidiary of Numico. Accordingly, Numico and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations, any future increase in the Company's value and the right to elect all members of the Board. Similarly, Numico will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Furthermore, after the Merger, pre-Merger shareholders will not have the opportunity to participate directly in the earnings and growth of the Company and will not face the risk of losses generated by the Company's operations or decline in the value of the Company.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

    The Company is a Florida corporation with its principal executive office at 6111 Broken Sound Parkway, NW, Boca Raton, Florida 33487 and its telephone number is (561) 241-9400. The Company develops, manufactures, markets and sells vitamins, nutritional supplements and consumer health products.

    SELECTED CONSOLIDATED FINANCIAL INFORMATION. The selected consolidated financial information of the Company set forth below has been derived from the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1999 and its Quarterly Report on Form 10-Q for the six months ended February 29, 2000. Certain amounts in the selected consolidated financial information presented below for the fiscal years ended August 31, 1999 and 1998 have been reclassified to conform to the current period's basis of presentation. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of results of operations and financial position) and in other reports and documents filed by the Company with the SEC. The financial information set forth below should be read in conjunction with such reports and documents filed with the SEC and all of the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained from the SEC in the manner set forth below under "--Available Information."

                              REXALL SUNDOWN, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        SIX MONTHS ENDED            FISCAL YEAR ENDED
                                                   ---------------------------   -----------------------
                                                   FEBRUARY 29,   FEBRUARY 28,   AUGUST 31,   AUGUST 31,
                                                       2000           1999          1999         1998
                                                   ------------   ------------   ----------   ----------
OPERATING DATA:
Net sales........................................    $318,427       $261,054      $584,689     $522,293
Cost of sales....................................     144,752        116,717       258,777      223,231
                                                     --------       --------      --------     --------
  Gross profit...................................     173,675        144,337       325,912      299,062
Selling, general and administrative expenses.....     126,807        101,866       232,575      193,207
                                                     --------       --------      --------     --------
  Operating income...............................      46,868         42,471        93,337      105,855
Other (expense) income, net......................        (539)         2,100         2,438        4,399
                                                     --------       --------      --------     --------
Income before income tax provision...............      46,329         44,571        95,775      110,254
Income tax provision.............................      17,667         16,605        35,713       40,078
                                                     --------       --------      --------     --------
  Net income.....................................    $ 28,662       $ 27,966      $ 60,062     $ 70,176
                                                     ========       ========      ========     ========
  Pro forma net income(1)........................    $ 28,662       $ 27,966      $ 60,062     $ 69,234
                                                     ========       ========      ========     ========

Pro forma diluted net income per common
  share(1).......................................    $   0.44       $   0.39      $   0.88     $   0.94
                                                     ========       ========      ========     ========
Diluted weighted average shares outstanding......      65,068         71,092        68,564       73,773
                                                     ========       ========      ========     ========

BALANCE SHEET DATA:
Working capital..................................    $156,452       $141,795      $148,125     $220,643
Total assets.....................................     427,581        277,462       295,351      339,358
Long term debt...................................      90,842             --            --           --
Shareholders' equity.............................     252,359        220,183       230,968      290,061

------------------------

 (1) Pro forma net income reflects a pro forma tax provision for Richardson Labs, Inc. for periods prior to the January 1998 acquisition as Richardson was an S corporation and not subject to corporate income taxes.

    Except as otherwise stated in this Offer to Purchase, including financial information, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although the Purchaser, Numico, the Information Agent and the Dealer Manager do not have any knowledge that any such information is untrue, none of the Purchaser, Numico, the Information Agent and the Dealer Manager takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

    CERTAIN FINANCIAL PROJECTIONS. The Company does not, as a matter of course, make public forecasts or projections as to its future financial performance. However, in connection with the negotiations between Numico and the Company, the Company made available to Numico and its representatives certain nonpublic information (the "Projections") regarding the Company's projected operating performance. The Projections indicated that for the fiscal year ending
August 31, 2000 and for the calendar years ending December 31, 2000, 2001 and 2002, the Company's net revenue, earnings before interest and income taxes ("EBIT"), earnings before interest, income taxes, depreciation and amortization ("EBITDA") and net earnings were projected to be:

                              REXALL SUNDOWN, INC.
                CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS
                                 (IN THOUSANDS)

                                                                        YEAR ENDING DECEMBER 31,
                                               FISCAL YEAR ENDING   --------------------------------
                                                AUGUST 31, 2000       2000       2001        2002
                                               ------------------   --------   --------   ----------
Net revenue..................................       $747,500        $807,300   $940,200   $1,079,300
EBIT.........................................        129,396         148,376    183,179      210,859
EBITDA.......................................        150,103         171,930    210,025      240,772
Net earnings.................................         74,387          83,040    104,056      122,225

    The Projections reflect the Company's forecast of its consolidated net revenue, EBIT, EBITDA and net earnings on a stand-alone basis and without reflecting any potential synergies from the consummation of the Offer and the Merger.

    THE PROJECTIONS WERE PREPARED SOLELY FOR INTERNAL USE AND NOT WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND WERE NOT PREPARED WITH THE ASSISTANCE OF, OR REVIEWED BY, INDEPENDENT ACCOUNTANTS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE SOLELY BECAUSE SUCH INFORMATION WAS FURNISHED TO NUMICO AND THE PURCHASER BY THE COMPANY. THE PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND WERE NOT AUDITED OR REVIEWED BY ANY INDEPENDENT ACCOUNTING FIRM, NOR DID ANY SUCH FIRM PERFORM ANY OTHER SERVICES WITH RESPECT THERETO. THE PROJECTIONS ARE BASED ON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY, INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THESE ASSUMPTIONS INVOLVE JUDGMENTS WITH RESPECT TO, AMONG OTHER THINGS, FUTURE ECONOMIC AND COMPETITIVE CONDITIONS, INFLATION RATES AND FUTURE BUSINESS CONDITIONS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, NUMICO, THE PURCHASER OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF NUMICO, THE PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF NUMICO, THE PURCHASER OR THE COMPANY IS UNDER ANY OBLIGATION TO OR HAS ANY INTENTION TO UPDATE THE PROJECTIONS AT ANY FUTURE TIME.

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information may be found on the SEC's web site address, http://www.sec.gov. Although neither Numico nor the Purchaser has any knowledge that any such information is untrue, Numico and the Purchaser take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND NUMICO.

    The Purchaser is a Florida corporation and, to date, has engaged in no activities other than those incident to its formation, its entering into the Merger Agreement and the commencement of the Offer. The Purchaser is an indirect wholly owned subsidiary of Numico. The principal executive office of the Purchaser is located at 222 North LaSalle, Chicago, Illinois 60601, and its telephone number is (312) 609-7500. All outstanding shares of common stock of Purchaser are owned by Nutricia Florida, L.P., a Delaware limited partnership ("Nutricia LP").

    Nutricia LP is a holding company established solely to hold the common stock of the Purchaser and has not engaged in any activities other than those incident to its formation and the formation of the Purchaser. Nutricia LP is an indirect wholly owned subsidiary of Numico. The principal executive office of Nutricia LP is located at 1209 Orange Street, Wilmington, Delaware 19801, and its telephone number is 011-31-79-353-9000.

    Nutricia Florida, Inc., a Delaware corporation ("Nutricia, Inc."), is the general partner of Nutricia LP. Nutricia, Inc. is a company established solely to serve as the sole general partner of Nutricia LP and has not engaged in any activities other than those incident to its formation and the formation of Nutricia LP. Nutricia, Inc. is an indirect wholly owned subsidiary of Numico. The principal executive office of Nutricia, Inc. is located at 1209 Orange Street, Wilmington, Delaware 19801, and its telephone number is 011-31-79-353-9000. All of the outstanding shares of common stock of Nutricia, Inc. are owned by Nutricia International B.V., a company organized under the laws of the Netherlands ("Nutricia International").

    Nutricia International is the parent of Nutricia, Inc. Nutricia International is engaged in the business of providing financing to Numico affiliates. The principal executive office of Nutricia International is located at Rokkeveenseweg 49, 2712 PJ Zoetermeer, P.O. Box 1 2700 MA Zoetermeer, the Netherlands, and its telephone number is 011-31-79-353-9000. Nutricia International is a wholly owned subsidiary of Numico.

    Numico is a company incorporated under the laws of the Netherlands. The principal executive office of Numico is located at Rokkeveenseweg 49, 2712 PJ Zoetermeer, P.O. Box 1, 2700 MA

Zoetermeer, the Netherlands, and its telephone number is 011-31-79-353-9000. Numico is a multinational company concentrating on the development, manufacture and sales of specialized nutrition products based upon medical scientific concepts with a high added value.

    Numico is not subject to the informational reporting requirements of the Exchange Act and, as such, is not required to file reports, proxy statements or other information with the SEC. Numico does file certain limited information with the SEC under Rule 12g3-2 of the Exchange Act.

    Statements which Numico and the Purchaser may publish, including those in this Offer to Purchase, that are not strictly historical are "forward-looking" statements. Although Numico and Purchaser believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be realized. Forward-looking statements involve known and unknown risks which may cause the actual results and corporate developments of Numico and the Purchaser to differ materially from those expected. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, levels of consumer and business spending in major economies, changes in consumer tastes and preferences, the levels of marketing and promotional expenditures by Numico and its competitors, raw materials and employee costs, changes in future exchange and interest rates, changes in tax rates and future business combinations, acquisitions or dispositions, and the rate of technical changes.

    The name, citizenship, business, address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Numico, the Purchaser, Nutricia LP, Nutricia, Inc. and Nutricia International are set forth in Schedule A hereto.

    During the last five years, none of Numico, the Purchaser, Nutricia LP, Nutricia, Inc. or Nutricia International or, to the best of their respective knowledge, any of the persons listed on Schedule A hereto has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such law.

    Except as set forth in this Offer to Purchase, none of the Purchaser, Numico, Nutricia LP, Nutricia, Inc. or Nutricia International or, to the best of their respective knowledge, any of the persons listed on Schedule A hereto, or any associate or majority-owned subsidiary of the foregoing, beneficially owns or has a right to acquire, directly or indirectly, any equity security of the Company, and none of the Purchaser, Numico, Nutricia LP, Nutricia, Inc. or Nutricia International, or, to the best of their respective knowledge, any of the persons referred to above, has effected any transaction in any equity security of the Company during the past 60 days.

    Except as set forth in this Offer to Purchase, none of the Purchaser, Numico, Nutricia LP, Nutricia, Inc. or Nutricia International or, to the best of their respective knowledge, any of the persons listed on Schedule A hereto, has any other contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, none of the Purchaser, Numico, Nutricia LP, Nutricia, Inc. or Nutricia International or, to the best of their respective knowledge, any of the persons listed on Schedule A hereto, has had, since January 1, 1998, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no contracts, negotiations or transactions between the Purchaser, Numico, Nutricia LP, Nutricia, Inc. or Nutricia International, any of their respective subsidiaries or, to the best of their respective knowledge, any of the persons listed on Schedule A, and the Company or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    In December 1999, Numico's management completed an internal analysis for implementing its growth strategy in the United States. Numico's management concluded that the acquisition of the Company, if pursued, would represent an attractive growth opportunity for Numico because of, among other things, the Company's complementary products and distribution channels.

    Numico determined to contact the Company's management on an unsolicited basis through Mr. William E. Watts, a member of Numico's Executive Board and President and Chief Executive Officer of General Nutrition Companies, Inc. ("GNC"), Numico's indirect wholly owned subsidiary in the United States, in order to gauge whether the Company would be interested in acquisition discussions or establishing another strategic relationship.

    On December 13, 1999, Mr. Watts contacted Mr. Christian Nast, Vice Chairman of the Board of Directors of the Company, to arrange a meeting. An initial meeting was scheduled for mid-January 2000.

    On January 13, 2000, Mr. Johannes C.T. van der Wielen, President and Chief Executive Officer of Numico, and Mr. Watts met with Mr. Damon DeSantis, President and Chief Executive Officer of the Company, and others. They discussed in general the nutritional supplements market and the reasons Numico acquired GNC in 1999.

    Over February 14 and 15, 2000, members of Company management visited Numico's headquarters in Zoetermeer, the Netherlands, and its research facilities in Wageningen, the Netherlands. At that time, the parties determined that there was a basis for further discussions.

    From February 15 through March 15, 2000, management of Numico and the Company communicated on numerous occasions to discuss pricing and other issues. On March 15, 2000, Messrs. van der Wielen and Watts met with Mr. DeSantis and Mr. Geary Cotton, the Company's Chief Financial Officer, in Boston, Massachusetts, and the parties continued discussions regarding a proposed acquisition of the Company by Numico.

    As of March 22, 2000, a confidentiality agreement was signed providing for the confidential exchange of information between the companies and immediately thereafter Numico provided the Company with a request for documents and information, among other things. The confidentiality agreement prohibited Numico from acquiring the Company's securities or soliciting proxies for a period of 18 months.

    Numico representatives traveled to Deerfield Beach, Florida, for a presentation by the Company and its advisors on March 28, 2000. Representatives from Salomon Smith Barney Inc. ("Salomon Smith Barney"), Numico's financial advisor, and Vedder, Price, Kaufman & Kammholz, Numico's legal counsel in the United States, also were present. Senior management members from the Company attended. Morgan Stanley, the Company's financial advisor, Greenberg
Traurig, P.A., the Company's legal counsel and PricewaterhouseCoopers LLP, the Company's independent certified public accountants, were also represented. At the meeting, the Company's management made presentations to Numico regarding the Company's business and operations. Beginning immediately thereafter, Numico, its financial advisors and legal counsel conducted business, legal and financial due diligence. Over the succeeding weeks, Numico's outside advisors continued their review of the Company and its operations.

    On April 13, 2000, Mr. Harm Zandvoort, Human Resources Director for Numico, met with Messrs. DeSantis, Cotton and Richard Werber, Vice President and General Counsel to the Company, to discuss employee retention issues. Representatives from Vedder, Price, Kaufman & Kammholz also were present.

    On April 17, 2000, Numico's legal counsel distributed to the Company, the Company's legal counsel and the Company's financial advisor a draft merger agreement setting forth the proposed terms of the tender offer and second step merger together with a draft shareholder agreement.

    The April 17th draft agreements proposed an exclusive merger agreement, did not permit the Company to participate in discussions or negotiations with or furnish information to any person that made an acquisition proposal which was superior to Numico's, and did not permit the Company to terminate the merger agreement if the Company's Board desired to accept such superior proposal.

    On April 18, 2000, management representatives from both companies and their legal advisors met in New York, New York to negotiate potential transaction terms. During such negotiations, the Company and its legal advisors strongly objected to an exclusive merger agreement which did not permit the Company to consider superior proposals or permit the Company to terminate the merger agreement and accept a superior proposal.

    On April 20, 2000, the Company and its financial and legal advisors provided extensive comments on the draft agreements. In addition, counsel for the DeSantis family, whose shares represent in excess of 98% of the record and beneficial shares subject to the shareholder agreement, provided extensive comments on the shareholder agreement.

    On April 22, 2000, Numico's legal counsel distributed to the Company and the Company's legal counsel and legal counsel for the DeSantis family revised drafts of the merger and shareholder agreements. These drafts still provided for an exclusive merger agreement, did not permit the Company to provide information in connection with a superior proposal and did not permit the Company to terminate the merger agreement and accept a superior proposal.

    On April 24, 2000, Numico proposed that the Company agree to an exclusivity agreement which required that the Company immediately cease all discussions and negotiations with any party other than Numico and exclusively negotiate with Numico for a 14-day period. Legal counsel for Numico provided a draft exclusivity agreement to the Company and its legal advisors on April 24, 2000. The Company rejected this exclusivity agreement and refused to consider such an agreement.

    On April 26, 2000, management representatives from both companies and their legal advisors, together with the legal advisor for the DeSantis family, met in Fort Lauderdale, Florida, for lengthy and wide-ranging negotiations regarding the merger and shareholder agreements. During such negotiations, the Company and its legal advisors again strongly objected to an exclusive merger agreement which did not give the Company the ability to furnish information in connection with a superior proposal or to terminate the merger agreement and accept a superior proposal. After extensive discussions, Numico agreed that the merger agreement would be revised to permit the Company, subject to certain conditions, to participate in discussions or negotiations with or furnish information to any person that made an acquisition proposal which was superior to Numico's and to permit the Company, subject to certain conditions, to terminate the merger agreement if the Company's Board desired to accept such superior proposal. The original shareholder agreement as proposed by Numico was revised substantially as a result of the parties' negotiations.

    On April 27, 2000, management representatives from both companies and their legal advisors, as well as the legal advisor for the DeSantis family, continued negotiations.

    On April 26 and 27, 2000, Messrs. DeSantis and Cotton met with Mr. van der Wielen and other members of Numico management in the Netherlands. On April 28, 2000, the Company management,

Numico management and Numico's financial advisors made presentations to the Supervisory Board of Numico. After the presentations, the Supervisory Board approved a cash tender offer for all of the outstanding shares of the Company at $24.00 per Share and the subsequent merger of a subsidiary of Numico with and into the Company, subject to definitive documentation.

    According to the Company, on April 28, 2000, the Company's Board met and unanimously approved the Merger Agreement, the Shareholder Agreement, the Employment Agreements and the Consulting Agreements (each as defined herein).

    On April 29 and 30, 2000, management representatives from both companies and their legal advisors met in New York, New York, to finalize certain technical aspects of the Merger Agreement and the Shareholder Agreement. The legal advisor for the DeSantis family participated by telephone. Upon conclusion of these meetings, the Merger Agreement, the Shareholder Agreement, the Employment Agreements and the Consulting Agreements were executed by all the parties thereto.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; OTHER AGREEMENTS.

PURPOSE.

    The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company.

    If the Purchaser acquires a majority of the total issued and outstanding Shares pursuant to the Offer, it will have the votes necessary under the FBCA to approve the Merger of the Purchaser with and into the Company. Therefore, based on information provided by the Company, if at least approximately
38,654,440 Shares are acquired pursuant to the Offer or otherwise, the Purchaser will be able to and intends to effect the Merger without the vote of any person other than the Purchaser. In addition, under the FBCA, Numico may cause the Purchaser to merge with and into the Company without a vote of the Company's shareholders if the Purchaser owns at least 80% of the outstanding Shares. If over 80% of the outstanding Shares are tendered in the Offer, Numico intends to effect the merger of the Purchaser into the Company.

PLANS FOR THE COMPANY.

    Numico intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and to consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances then existing following the acquisition of Shares pursuant to the Offer and reserves the right to take such actions or effect such changes as it deems desirable.

    Except as otherwise described in this Offer to Purchase, neither Purchaser nor Numico have any current plans or proposals which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (ii) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any change in the present board of directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors of the Company or to change any material term of the employment contract of any executive officer; (iv) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (v) any other material change in the Company's corporate structure or business; (vi) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted on an automated quotation system operated by a national securities association; or
(vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

THE MERGER AGREEMENT.

    The following is a summary of material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Schedule TO. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as described in Section 1 hereof.

    THE MERGER. The Merger Agreement provides that the closing of the Merger will take place no later than the third business day after satisfaction or waiver of the conditions of the Merger, unless another time or date is agreed to in writing by the parties. The Merger Agreement provides that, upon the closing of the Merger, the Company and the Purchaser will file Articles of Merger with the Department of State of the State of Florida. The Merger will become effective at such time as the Articles of Merger is duly filed with the Florida Department of State or at such later time as is specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time"). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the FBCA, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease, the Company will be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and, in accordance with the FBCA, continue to be governed by the laws of the State of Florida.

    Pursuant to the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Numico, the Purchaser, the Company or the holder of any Shares or any shares of capital stock of the Purchaser:
(i) each Share issued and outstanding at the Effective Time (other than any Shares owned by the Company, Numico or the Purchaser or Shares which are held by Dissenting Shareholders) will be converted into the right to receive $24.00 in cash, or such greater amount paid pursuant to the Offer, without interest (the "Merger Consideration") and (ii) each share of capital stock of the Purchaser issued and outstanding at the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    The Merger Agreement provides that as soon as reasonably practicable after the Effective Time, Numico will cause the Exchange Agent (as defined in the Merger Agreement) to mail to each shareholder of record a Letter of Transmittal and instructions for use in exchanging certificates evidencing Shares for the Merger Consideration. The Exchange Agent will pay to the shareholder of record, who surrendered Share certificates for cancellation along with the Letter of Transmittal to the Exchange Agent, the Merger Consideration due, less any withholding taxes, and will cancel the surrendered certificates. Any shareholder who does not surrender their Share certificates to the Exchange Agent within six months after the Effective Time shall thereafter look only to Numico for payment of their claim for Merger Consideration. If any Share certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Share certificates would otherwise escheat to or become the property of any public official), any such shares, cash, dividends or distributions in respect of such Share certificates shall become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Numico, the Purchaser, the Company and the Exchange Agent shall not be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    COMPANY ACTIONS. The Company's Board of Directors unanimously (x) approved the Merger Agreement, the Offer, the Merger, the Shareholder Agreement, and the transactions contemplated thereby (y) determined that each of the Merger Agreement, the Offer and the Merger are fair to, and in the best interests of, the Company and the shareholders of the Company and (z) recommends that the shareholders of the Company accept the Offer, tender their Shares and adopt the Merger Agreement. Morgan Stanley, the Company's financial advisor, has rendered to the Board its opinion that, as of April 28, 2000, the consideration to be paid in the Offer and the Merger is fair to holders of the Shares from a financial point of view.

    Concurrently with the filing of this Offer to Purchase, the Company is filing with the SEC and causing to be disseminated to shareholders of the Company, a Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") which includes the recommendation described in the preceding paragraph. Subject to the provisions of the Merger Agreement, the Board may amend, modify or withdraw its recommendation, or make no recommendation, if the Board determines, following consultation with the Company's outside legal counsel, that such action is required to comply with applicable law.

    SHAREHOLDER MEETING. Pursuant to the Merger Agreement, the Company shall, at Numico's option and direction and as soon as practicable, either (i) duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") or (ii) submit the Merger to its shareholders for approval through shareholder action by written consent in lieu of a meeting for the purpose of obtaining the requisite number of votes to adopt the Merger and the Merger Agreement. In addition, the Company shall, through the Board, recommend to its shareholders that they vote in favor of the adoption of the Merger and the Merger Agreement; provided, however, that the Board may amend, modify or withdraw such recommendation if the Board determines, following consultation with the Company's outside legal counsel, that such action is required in order to comply with applicable law and so long as the Board submits the Merger to the Company's shareholders for approval at a meeting or by written consent with no recommendation in accordance with the FBCA. The Merger Agreement provides that Numico and the Purchaser shall vote or cause to be voted all Shares owned of record by Numico, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and adoption of the Merger Agreement.

    Notwithstanding the preceding paragraph or any other provision of the Merger Agreement, the Merger Agreement provides that, in the event that Numico, the Purchaser, or any other subsidiary of Numico shall beneficially own in the aggregate at least 80% of the outstanding Shares, the Company shall not be required to call the Company Shareholders Meeting or to file or mail a proxy statement, and the parties to the Merger Agreement shall, subject to the provisions of Section 12 herein, at the request of Numico, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer without a meeting of shareholders of the Company.

    The Merger Agreement provides that, if required by applicable law, as soon as practicable following Numico's request, the Company and Numico shall prepare and file with the SEC the proxy statement relating to the Company Shareholders Meeting (the "Proxy Statement"). Each of the Company and Numico shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders, as promptly as practicable and to solicit proxies in favor of the adoption of the Merger Agreement and the approval of the Merger; provided, however, in the event the Board withdraws its recommendation for the adoption of the Merger Agreement and the approval of the Merger, the Company shall solicit proxies regarding the Merger Agreement and the Merger in a neutral fashion; provided that such obligation to solicit proxies in a neutral fashion shall not prohibit the Board from communicating the basis for its determination not to make a recommendation to the extent required under the FBCA.

    CONDUCT OF BUSINESS. In the Merger Agreement, the Company has covenanted and agreed as to itself and its subsidiaries that, among other things and subject to certain exceptions, during the period from the date of the Merger Agreement to the Effective Time:

        (a) the Company and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all respects, consistent with past practice and shall use their respective reasonable best efforts to preserve intact their present business organizations and preserve their existing relationships with customers, suppliers, employees, Governmental Entities (as defined in the Merger Agreement) and others having business dealings with them, and shall not enter into any material joint venture or other similar arrangement;

        (b) the Company shall not, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock; (ii) split, subdivide, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except as otherwise permitted with respect to the payment of the option exercise price or tax withholding under certain option agreements in effect on the date of the Merger Agreement under the Company Equity Plans (as defined in the Merger Agreement); or (iv) effect any reorganization or recapitalization;

        (c) the Company shall not and shall cause its subsidiaries not to issue, pledge, dispose of or encumber, deliver or sell, or authorize or propose the issuance, disposition, encumbrance, pledge, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt (as defined in the Merger Agreement) or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of Shares upon the exercise of stock options or rights to purchase Shares outstanding on the date of the Merger Agreement in accordance with the terms of the Company Equity Plans as in effect on the date of the Merger Agreement;

        (d) except to the extent required to comply with their respective obligations under the Merger Agreement or required by law, the Company and its subsidiaries will not amend or propose to amend their respective Articles of Incorporation, Bylaws or other similar governing documents;

        (e) the Company shall not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee any debt securities of other persons other than indebtedness (including short term borrowings) of the Company or its subsidiaries to the Company or its subsidiaries and other than in the ordinary course of business which shall include, without limitation, borrowings in the ordinary course under its existing credit agreements; (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or its subsidiaries to or in the Company or its subsidiaries; or (iii) pay, discharge, modify or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the case of clauses (ii) and (iii), loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice;

        (f) the Company shall not, and shall not permit its subsidiaries to
    (i) increase the compensation payable or to become payable to any of its executive officers or employees or (ii) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement (other than as required by applicable law or the terms of any collective bargaining agreement or as required pursuant to benefit plans and policies in effect on the date of the Merger Agreement), except any such increases or grants made in the ordinary course of business consistent with past practice, pursuant to agreements, plans or policies existing on the date of the Merger Agreement or as otherwise provided under the Merger Agreement; provided, however that in no event shall the Company grant, or permit to be granted, any options or other awards or rights to purchase under any Company Equity Plan or otherwise after the date of the Merger Agreement;

        (g) the Company shall not, and shall not permit its subsidiaries to, make any tax election or change any method of accounting for tax purposes, except as required by applicable law or GAAP;

        (h) except as contemplated by the Merger Agreement, the Company shall not, and shall not permit its subsidiaries to, release or otherwise terminate the employment of any management employee or hire any new management employees, except in the ordinary course of business;

        (i) the Company shall not, and shall not permit is subsidiaries to, establish, adopt or enter into any new employee benefit plans or agreements (including pension, profit sharing, bonus, incentive compensation, director and officer compensation, severance, medical, disability, life or other insurance plans, and employment agreements) or amend or modify any existing Company Benefit Plans (as defined in the Merger Agreement), or extend coverage of the Company Benefit Plans, except as required by applicable law, or the terms of any collective bargaining agreement;

        (j) subject to certain exceptions, simultaneous with the execution of the Merger Agreement, the Company shall freeze all Company Equity Plans as of the date of the Merger Agreement, such that, as a result thereof, no officer, employee or any other person or entity shall be entitled to purchase any additional Shares under any Company Equity Plan (other than pursuant to currently outstanding stock options and stock purchase periods) and no stock options or other awards shall be granted under any Company Equity Plan after the date of the Merger Agreement;

        (k) the Company shall not, and shall not permit its subsidiaries to, take any action that could reasonably be expected to result in any of the Offer Conditions not being satisfied; and

        (l) the Company shall not, and shall not permit its subsidiaries to,
    (i) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets except in the ordinary course of business consistent with past practice; (ii) authorize capital expenditures in any manner not reflected in the capital budget of the Company as currently in effect or make any acquisition of, or investment in, any business or stock of any other person or entity other than a current subsidiary; (iii) settle or compromise any material claims or litigation or, except in the ordinary course of business consistent with past practice, modify, amend or terminate any of the Company Material Contracts (as defined in the Merger Agreement) or waive, release or assign any material rights or claims; (iv) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without the prior written approval of Numico, except in the ordinary course of business consistent with past practice; or
    (v) terminate the employment of any employee who is covered by a change in control, employment, termination or similar agreement, except for Cause (as defined in such agreements) or permit circumstances to exist that would allow such employee to terminate employment and be entitled to enhanced or special severance or other payments thereunder.

    Pursuant to the Merger Agreement and subject to certain terms therein, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, the Company has agreed to, upon reasonable notice, afford Parent's officers, employees, counsel, accountants, financial advisors and other representatives reasonable access to all of its and its subsidiaries' properties, books, contracts, commitments and records and its officers, management, employees and representatives and, during such period, will promptly furnish all information concerning its business, properties and personnel as may be reasonably requested.

    Under the Merger Agreement, before issuing any press release or otherwise making any public statements with respect to the Merger and other transactions contemplated by the Merger Agreement, Numico and the Company will use reasonable best efforts to consult with each other.

    DIRECTOR AND OFFICER LIABILITY. Under the Merger Agreement, subject to certain terms therein, Numico shall (i) cause to be maintained for a period of six years the provisions regarding indemnification of current or former officers and directors of the Company contained in the Organizational Documents (as defined in the Merger Agreement) of the Company and its subsidiaries in effect following the Effective Time; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims; and (ii) maintain, for a period of six years, the Company's existing directors' and officers' liability insurance policy and fiduciary liability insurance (provided that Numico or the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms which are no less advantageous); provided, however, that Numico is not obligated to make annual premium payments for such insurance to the extent such premiums exceed $450,000.

    Notwithstanding anything to the contrary in the Merger Agreement, the Board was permitted to amend the Company's Bylaws to include, among other things, that
(i) the Company shall indemnify each person who was or is a party, or is threatened to be made a party, or was or is a witness, to a Proceeding (as defined in the Bylaws), against all liability asserted against, or incurred by, such person by reason of the fact that such person is or was a director or officer of the Company (each an "Indemnified Person") and (ii) that reasonable costs, charges and expenses (including attorney's fees) incurred by an Indemnified Person in defending a Proceeding may and, in connection with a transaction involving a Change in Control (as defined in the Bylaws) of the Company or a potential Change in Control of the Company shall, be paid by the Company in advance of the final disposition of the Proceeding, upon receipt of an undertaking reasonably satisfactory to the Board by the Indemnified Person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification by the Company. The Board took this action.

    Numico and the Purchaser agree that, for a period of not less than six years, the Bylaws of the Surviving Corporation shall include the same indemnification provisions as those set forth in the Company's Bylaws in effect on the date of the Merger Agreement (including the amendment referenced above), and none of the Company, Numico or the Surviving Corporation shall take any action which adversely affects the rights of any Indemnified Person who was an officer or director on the date of the Merger Agreement.

    REASONABLE BEST EFFORTS. The Merger Agreement further provides that each of Numico, the Purchaser and the Company shall cooperate with the other and shall use its respective reasonable best efforts to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including, among other things, obtaining all Required Regulatory Approvals (as defined below).

    ACQUISITION PROPOSALS. Pursuant to the Merger Agreement, none of the Company, its subsidiaries, or any of the respective officers and directors of the Company or its subsidiaries, shall, and the Company shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, take or cause, directly or indirectly, any of the following actions with any party other than Numico, the Purchaser or their respective designees: (i) directly or indirectly solicit, encourage, initiate, participate in or otherwise facilitate (including by way of furnishing information) any negotiations, inquiries or discussions with respect to any offer, indication or proposal to acquire all or more than 15% of the Company's businesses, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, reorganization, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Proposal") or (ii) disclose, in connection with an Acquisition Proposal, any information or provide access to its properties, books or records. The Company also agreed that it will immediately cease and cause to be terminated any previously existing activities, discussions or negotiations with any parties with respect to any of the foregoing. The Company agreed that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this paragraph of such obligations that it has undertaken. The Company also agreed to promptly request any person which may have executed a confidentiality agreement in connection with its consideration of acquiring the Company and/or any of its subsidiaries to return or destroy all confidential information furnished to such person by or on behalf of the Company. If the Company receives an Acquisition Proposal, or the Company learns that someone intends to solicit tenders of Shares or otherwise proposes to acquire the Company or a significant portion of its equity securities or its and its subsidiaries' assets if the Company's shareholders do not approve the Merger, the Company will promptly notify Numico of that fact and provide Numico promptly, from time to time, with all information and documents in the possession of the Company and its legal or financial advisors regarding the Acquisition Proposal, solicitation of tenders or other proposed transaction.

    Notwithstanding anything to the contrary referred to in the previous paragraph or elsewhere in the Merger Agreement, the Merger Agreement provides that, prior to the consummation of the Offer the Company may participate in discussions or negotiations with, and furnish nonpublic information and afford access to the properties, books, records, officers, employees and representatives of the Company to, any person, entity or group, if such person, entity or group has delivered to the Company, prior to the consummation of the Offer and in writing, an Acquisition Proposal which the Board reasonably determines in good faith (after consultation with its independent financial advisor) constitutes a proposal, (i) which would result in the Company's shareholders receiving per Share consideration which is superior, from a financial point of view, to the per Share consideration in the Offer,
(ii) which is not subject to any financing contingency, (iii)(A) for which financing, to the extent required, has at least the same degree of certainty as Numico's financing (at the time the Board is making such determination), or
(B) to the extent financing is not required, is made by a person, entity or group which the Board reasonably determines in its good faith judgment (after consultation with its independent financial advisor) has the financial resources necessary to carry out the transaction, and (iv) has been publicly disclosed (a "Superior Proposal").

    COMPANY STOCK OPTIONS. Under the terms of the Merger Agreement, the Company's Board of Directors, including the members of the Compensation Committee, acted to provide that each outstanding Company Stock Option (as defined in the Merger Agreement) at the Effective Time will no longer represent the right to receive Shares upon exercise, but instead will entitle the holder thereof to receive the Merger Consideration, in cash, upon exercise. Although the Offer and Merger will not constitute an acquisition of control resulting in the acceleration of vesting of the Company Stock Options, pursuant to the Merger Agreement, the Company's Board of Directors, including members of the Compensation Committee, acted to provide that each holder of a Company Stock Option may deliver a cancellation agreement upon which each outstanding Company Stock Option (vested and unvested) will be canceled, and in exchange therefore, each holder will receive a cash payment at the Effective Time (or, if later, on the fifth business day after delivery of a cancellation agreement) equal to the product of (x) the excess, if any, of the Merger Consideration per Share over the exercise price per Share subject to the option, multiplied by (y) the number of Shares covered by such option. The amounts payable will be subject to any required withholding of taxes and will be paid without interest.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains certain representations and warranties by the Company, including, among other things, representations and warranties concerning: (i) the organization, good standing and qualification of the Company and its subsidiaries; (ii) the capital structure of the Company; (iii) the authority of the Company relative to the execution and delivery of and consummation of the transactions contemplated by the Merger Agreement; (iv) the absence of any Violations (as defined in the Merger Agreement) of the corporate documents and certain instruments of the Company or its subsidiaries or of any statute, rule, regulation, order or decree, subject to certain exceptions; (v) the accuracy and timeliness of filings of reports and documents filed with the SEC; (vi) the absence of any liabilities or obligations except as set forth in the disclosure schedules to the Merger Agreement;
(vii) compliance with all applicable laws; (viii) the absence of any litigation, investigation or proceeding; (ix) certain tax matters; (x) the absence of certain changes or events since August 31, 1999; (xi) the validity and enforceability of the Company's contracts; (xii) certain employee benefit and labor matters; (xiii) the absence of brokers or finders entitled to a fee in connection with the Offer and the Merger, except Morgan Stanley; (xiv) the Company's receipt of a written fairness opinion by Morgan Stanley; (xv) the absence of product liability claims against the Company; (xvi) its properties;
(xvii) the fact that no Takeover Statute (as defined in the Merger Agreement), shareholder rights plan or other anti-takeover device is applicable regarding any of the transactions contemplated by the Merger Agreement; (xviii) certain environmental matters; (xix) the status of business relationships with customers and suppliers; and (xx) the Company's regulatory compliance. A substantial number of the representations and warranties of the Company contained in the Merger Agreement will only be deemed to be inaccurate if such inaccuracy is reasonably likely to have a Material Adverse Effect on the Company. Numico and the Purchaser agreed to refrain from, and to cause its subsidiaries to refrain from, taking any action that could reasonably be expected to (i) make a representation or warranty inaccurate or (ii) cause a condition to the Offer to not be satisfied.

    The Merger Agreement also contains certain representations and warranties by Numico and the Purchaser, including (i) the standing and power of Numico and the Purchaser to carry on their respective businesses and to consummate the transactions contemplated by the Merger Agreement; (ii) the authority of Numico and the Purchaser relative to the execution and delivery of and consummation of the transactions contemplated by the Merger Agreement, and the absence of any Violations of corporate documents and instruments; (iii) the absence of brokers or finders entitled to a fee in connection with the Offer and the Merger, except
J. Henry Schroder & Co. Limited and Salomon Smith Barney and their affiliates;
(iv) the lack of ownership of common stock of the Company by Numico or its subsidiaries; (v) the absence of litigation that is reasonably likely to have a Material Adverse Effect on Numico; and (vi) that Numico will have, and will make available to the Purchaser, sufficient funds to consummate the Offer and the Merger and the transactions contemplated thereby.

    The Merger Agreement defines the term "Material Adverse Effect" to mean, with respect to any person, any adverse change, circumstance, development, event or effect that, individually or in the aggregate with all other adverse changes, circumstances, developments, events and effects, is or could reasonably be expected to be materially adverse to the business, operations, properties, assets, liabilities, condition (financial or otherwise), results of operations or prospects of such entity and its subsidiaries taken as a whole, or on the ability of such person to perform its obligations under the Merger Agreement or on the ability of such person to consummate the Merger and the other transactions contemplated thereby without material delay other than any change or effect attributable to the economy in general.

    CONDITIONS TO THE MERGER.  The conditions to the Offer are set forth in
Section 12 hereto. The Company's, Numico's and the Purchaser's obligations to effectuate the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

        (a) SHAREHOLDER APPROVAL. The Company shall have obtained all approvals of holders of Shares necessary to approve the Merger Agreement and all the transactions contemplated thereby (including the Merger) to the extent required by law.

        (b) NO INJUNCTION OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

        (c) REQUIRED REGULATORY APPROVALS. All Required Regulatory Approvals shall have been obtained and shall be in full force and effect.

        (d) COMPLETION OF THE OFFER. The Purchaser shall have (i) commenced the Offer pursuant to the Merger Agreement and (ii) subject to the satisfaction or waiver of all the conditions to the Offer, purchased, pursuant to the terms and conditions of such Offer, all Shares duly tendered and not withdrawn; provided, however, that neither Numico nor the Purchaser shall be entitled to rely on the condition in clause (ii) above if either of them shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger Agreement and the matters contemplated therein, including the Merger, by the shareholders of the Company:

        (a) By mutual written consent of Numico and the Company, by action of their respective Boards of Directors;

        (b) By either the Company or Numico if the Offer shall not have been consummated by the Outside Date (as defined in the Merger Agreement); provided that the right to terminate the Merger Agreement under this clause (b) shall not be available to any party whose failure to fulfill any obligation or condition under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated on or before such date; notwithstanding the foregoing, if the sole reason the Offer shall not have been consummated by the Outside Date is the failure to have obtained all Required Regulatory Approvals prior to the date which is four months from the date of the Merger Agreement, the Outside Date shall, at the request of either Numico or the Company, be extended for a period of 60 days;

        (c) By either the Company or Numico if any court or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of the Merger Agreement) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

        (d) By Numico if (i) the Board (or any committee thereof) shall have withdrawn or adversely modified (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger or the Merger Agreement or the Board, upon request by Numico following receipt by the Company of an Acquisition Proposal, shall fail to reaffirm such approval or recommendation within ten business days after such request, or shall have resolved to do any of the foregoing; (ii) the Board shall have recommended to the shareholders of the Company that they approve an Acquisition Proposal other than transactions contemplated by the Merger Agreement; or (iii) a tender offer or exchange offer is commenced that, if successful, would result in any person becoming a "beneficial owner" (as such term is defined under Regulation 13D under the Exchange Act) of 15% or more of the outstanding Shares (other than by Numico or an affiliate of Numico) and the Board recommends that the shareholders of the Company tender their Shares in such tender or exchange offer;

        (e) By Numico, prior to the purchase by the Purchaser of Shares pursuant to the Offer, upon a material breach of any material covenant or agreement on the part of the Company set forth in the Merger Agreement, or if the Offer Condition contained in paragraph (c)(i) or (ii) of Section 12 below is not capable of being satisfied or cured by the earlier of (x) the Outside Date or (y) within 30 days after an executive officer of the Company becomes aware of the breach of any representation or warranty resulting in the failure to satisfy such Offer Condition;

        (f) By the Company, upon a material breach of any material covenant or agreement on the part of Numico or the Purchaser set forth in the Merger Agreement, or upon the failure of any representation or warranty of Numico or the Purchaser set forth in the Merger Agreement (i) to the extent such representation or warranty is qualified by Material Adverse Effect, to be true and correct and (ii) to the extent such representation or warranty is not qualified by Material Adverse Effect, to be true and correct, except that, in the case of this clause (ii), no failure shall be deemed to have occurred so long as such failure, taken together with all other such failures, does not have a Material Adverse Effect on Numico in the case of each of clauses (i) and (ii) as of the date of the Merger Agreement and (except to the extent such representation or warranty speaks as of an earlier date) as of the consummation of the Offer as though made on and as of such date, and except that, in the case of each of clauses (i) and (ii), no failure shall be deemed to have occurred so long as such failure is capable of being satisfied or cured by the earlier of (x) the Outside Date or (y) within 30 days after any executive officer of Numico becomes aware of the breach of any representation or warranty resulting in such failure;

        (g) By the Company, if the Purchaser fails to (i) commence the Offer or keep the Offer open as required in the Merger Agreement or (ii) purchase validly tendered Shares in violation of the terms of the Offer and the Merger Agreement;

        (h) By Numico, if any person, entity or group, other than Numico, the Purchaser, or any of their affiliates or any group of which any of them is a member, shall have entered into a definitive agreement or an agreement in principle with the Company or any of its subsidiaries with respect to an Acquisition Proposal or the Board (or any committee thereof) shall have adopted a resolution approving any of the foregoing;

        (i) By the Company, prior to the purchase of Shares by the Purchaser pursuant to the Offer, if (i) the Board determines to accept a Superior Proposal, (ii) the Company notifies Numico in writing that it intends to enter into such agreement, attaching the final version of such agreement to such notice, and (iii) the Purchaser does not make, within 72 hours after receipt of the Company's written notice of its intention to enter into a binding agreement for a Superior Proposal, any offer the Board reasonably and in good faith determines (after consultation with its independent financial advisor and outside legal counsel) is at least as favorable to the shareholders of the Company (other than the shareholders who are parties to the Shareholder Agreement) as the Superior Proposal and during such period the Company reasonably considers and discusses in good faith all proposals submitted by Numico and, without limiting the foregoing, meets with, and causes its financial advisors and legal advisors to meet with, Numico and its advisors from time to time as required by Numico to consider and discuss in good faith Numico's proposals. The Company agrees to notify Numico immediately if its intention to enter into a binding agreement referred to in its notice to Numico shall change at any time after giving such notice; or

        (j) By Numico, if the holders of Shares which are a party to the Shareholder Agreement either (i) fail to tender into the Offer (and not withdraw) a majority of the outstanding Shares or (ii) in any material respect, fail to vote, fail to act by consent, or interfere with or frustrate the exercise of the rights conferred upon the holders of proxies identified and set forth in the Shareholder Agreement.

    In the event that the Merger Agreement is terminated by either the Company or Numico as provided above, the Merger Agreement shall become void and there will be no liability or obligation on the part of Numico or the Company or their respective officers or directors except (i) certain provisions as set forth in the Merger Agreement shall survive any termination of the Merger Agreement, and (ii) notwithstanding anything to the contrary contained in the Merger Agreement, neither Numico nor the Company shall be relieved or released from any liability or damages arising out of its breach of any provision of the Merger Agreement which shall include the obligation to pay all expenses incurred by the non-breaching party in connection with the Merger Agreement.

    In the event that the Merger Agreement is terminated as described in paragraphs (d), (e) (for certain material violations of certain covenants contained in the Merger Agreement), (h), (i) or (j) above, then the Company shall pay Numico in cash (A) U.S. $65,000,000 plus (B) up to U.S. $14,000,000 of Numico's Expenses (as defined in the Merger Agreement) incurred in connection with the Offer and Merger ((A) and (B) together, the "Termination Fee"). The Termination Fee shall be payable by wire transfer of immediately available funds
(A) prior to such termination by the Company pursuant to paragraph (i) above or
(B) the date of such termination by Numico pursuant to paragraphs (d), (e),
(h) or (j) above.

    AMENDMENT. Subject to applicable law and the terms of the Merger Agreement, the Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company.

    BOARD OF DIRECTORS. Pursuant to the Merger Agreement, promptly upon the acceptance for payment of and payment for any Shares by the Purchaser in accordance with the Offer for not less than a majority of the outstanding Shares, Numico and Purchaser will be entitled to designate members of the Board such that they will have a number of representatives on the Board, rounded up to the next whole number, equal to the product of (x) the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by (y) the percentage of such number of Shares owned in the aggregate by Numico or the Purchaser bears to the number that Shares outstanding; provided, however, that until the Effective Time, there shall be at least two directors (the "Independent Directors") who are neither officers of Numico nor designees, shareholders or affiliates of Numico or Numico's affiliates. The Company will, upon request by Numico or Purchaser, on the date of such request,
(i) either increase the size of the Board or use its reasonable efforts to secure the resignations of such number of its incumbent directors as is necessary to enable Numico's and Purchaser's designees to be elected or appointed to the Board (including by nomination and approval by the current Company Board) and (ii) cause Numico's and Purchaser's designees to be so elected or appointed, including mailing to its shareholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which information statement is attached as Annex A to the Schedule 14D-9.

    Following the election or appointment of the Purchaser's designees and prior to the Effective Time, except for certain actions which are legally required to have full Board approval, any action to be taken by the Board with respect to the Merger Agreement which adversely affects the interests of the Company's shareholders will require approval by a majority of the Independent Directors.

    CHARTER AND BYLAWS. The Merger Agreement provides that, at the Effective Time and without any further action on the part of the Company and the Purchaser, the Articles of Incorporation of the Company shall be amended to read in its entirety as the Articles of Incorporation of the Purchaser as in effect immediately prior to the Effective Time until thereafter amended, provided that such Articles of Incorporation shall be amended to reflect "Rexall Sundown, Inc." as the name of the Surviving Corporation.

    Under the Merger Agreement, the Bylaws of the Purchaser at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended. Under the Merger Agreement, subject to applicable law, the directors of the Purchaser at the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected or qualified, or until their earlier resignation or removal. Pursuant to the Merger Agreement, the officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly elected or qualified, or until their earlier resignation or removal.

OTHER MATTERS.

    SHAREHOLDER APPROVAL. Under the FBCA and the Company's Articles of Incorporation, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby, unless the Merger is consummated pursuant to the short-form merger provisions under the FBCA described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger). The Merger Agreement provides that Numico and Purchaser will cause to be voted in favor of the Merger all of the Shares then owned by Numico, the Purchaser or any of their affiliates. In the event that the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholders of the Company.

    SHORT-FORM MERGER. Section 607.1104 of the FBCA provides that, if the parent corporation owns at least 80% of the outstanding shares of each class of the subsidiary corporation, the merger into the subsidiary corporation of the parent corporation may be effected by a plan of merger adopted by the board of directors of the parent corporation and the appropriate filings with the Florida Department of State, without the approval of the shareholders of the subsidiary corporation (a "short-form merger"). Under the FBCA, if the Purchaser acquires at least 80% of the outstanding Shares, the Purchaser will be able to effect the Merger without a vote of the shareholders of the Company. In such event, the Company has agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after such acquisition, without a meeting of the Company's shareholders. In the event that less than 80% of the Shares then outstanding on a fully diluted basis are tendered pursuant to the Offer on the Initial Expiration Date, the Purchaser may extend the Offer for up to twenty business days so that the merger may be consummated as a short-form merger.

    APPRAISAL RIGHTS. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares may have certain rights pursuant to the provisions of Section 607.1302 of the FBCA to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer price or the market value of the Shares, including asset values and the investment value of the Shares. The fair value so determined could be more or less than the Offer price or the Merger Consideration.

    If any holder of Shares who demands appraisal under Section 607.1302 of the FBCA fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the FBCA, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement.

    The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the FBCA and is qualified in its entirety by the full text of Section 607.1302 of the FBCA.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 607.1302 OF THE FBCA FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    GOING PRIVATE TRANSACTIONS. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger.

EMPLOYMENT AND CONSULTING AGREEMENTS.

    EMPLOYMENT AGREEMENTS WITH SENIOR OFFICERS. Prior to execution of the Merger Agreement, the Company had entered into or approved entering into an employment agreement (the "Former Employment Agreements") with each of Messrs. Damon DeSantis, Geary Cotton, Richard Werber, Richard Goudis and Gerald Holly (the "Executive Officers") and 12 additional officers of the Company or its subsidiaries (the Executive Officers and such additional officers, the "Senior Officers"). Concurrent with the signing of the Merger Agreement, Numico and the Company entered into replacement employment agreements (the "Employment Agreements") with the Senior Officers effective as of April 30, 2000. These agreements replace the Former Employment Agreements, provide certain assurances with respect to the employment of the Senior Officers, including retention payments, and obtain for Numico and the Company non-competition covenants from the Senior Officers. Copies of the Employment Agreements with the Executive Officers have been filed as exhibits to the Schedule TO and are incorporated herein by reference, and the following summary is qualified in its entirety by reference to such agreements. The Employment Agreements may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

    The Employment Agreements provide for an initial employment term ending on December 31, 2003. Unless earlier terminated by the Company or the Senior Officer, the Employment Agreements will renew for additional one-year periods effective each January 1 commencing in 2004. The Employee Agreements provide that in the event neither the closing of the Offer nor the Merger contemplated by the Merger Agreement shall occur, then the Employment Agreements shall be of no force or effect and the Former Employment Agreements shall be reinstated.

    In general, the Employment Agreements provide for continuation of the Senior Officer's employment at the same base salary, an increased, performance-based annual bonus opportunity, and other benefits as in effect as of the date of the Merger Agreement, and the entitlement to participate in the Numico Equity Incentive Programs described below and any other long-term incentive plans which may be implemented for the Company's Senior Officers. The Employment Agreements provide severance benefits in the event a Senior Officer is terminated without cause or resigns due to a significant reduction in duties or an uncured breach of the compensation provisions of the Employment Agreement by the Company or Numico. In addition, the Employment Agreements provide a retention bonus equal to approximately 150% of current base salary and target bonus for the Executive Officers and certain other Senior Officers, and 100% of current base salary and target bonus for the other Senior Officers. The amount of the retention bonus payable to Messrs. Damon DeSantis, Geary Cotton, Richard Werber, Richard Goudis and Gerald Holly under the Employment Agreements is $1,140,000, $821,250, $675,000, $675,000 and $675,000, respectively. The retention bonus is payable in three installments for the Executive Officers and certain Senior Officers, and two installments for the other Senior Officers, on anniversaries of the Effective Time provided the Senior Officer remains continuously employed through such date. The Employment Agreements bar the Senior Officers from using or disclosing confidential information or trade secrets and from engaging in a competing business (as defined in the Employment Agreement) prior to the later of the third anniversary of the Merger or the second anniversary of the termination of employment. The Employment Agreements provide that a separate payment equal to the amount of the retention bonus will be made within 30 days following the Effective Time as consideration for the foregoing restrictions.

    CONSULTING AGREEMENTS. In order to assure itself of continued limited services and certain non-competition covenants from Messrs. Carl DeSantis, Christian Nast and Nickolas Palin (the "Consultants"), Numico and the Company have entered into consulting agreements (the "Consulting Agreements") with these Consultants, which agreements replace the Former Employment Agreements. Under the Consulting Agreements, each of the Consultants has agreed to make himself available to Numico and the Company during a twelve-month transition period following the Effective Time and has agreed to refrain from using confidential information or trade secrets and from engaging in a competing business prior to December 31, 2003. The Consulting Agreements provide for a cash payment of $800,000, $350,000 and $1,250,000, respectively, to Messrs. Carl DeSantis, Christian Nast and Nickolas Palin as consideration for the non-competition covenants and for quarterly payments of $81,250, $37,500 and $143,500, respectively, during the transition period.

NUMICO EQUITY INCENTIVE PROGRAMS.

    In addition to the provisions of the Employment Agreements described above, the Benefits Letter (as defined below) also contemplates that Numico will establish certain programs intended to provide the Senior Officers and other key managers and employees of the Company with a long term incentive program based on shares of Numico.

    NUMICO MANAGEMENT STOCK PURCHASE PLAN. Numico plans to establish a Numico/Rexall Sundown Management Stock Purchase Plan for the benefit of the Senior Officers and other key managers. Pursuant to the proposed plan, each eligible individual will be entitled to purchase (the "initial purchase") directly from Numico shares with an aggregate purchase price of up to two times annual salary in the case of the Executive Officers and certain Senior Officers and one times salary in the case of the other Senior Officers and certain key managers. In addition, each participant who purchases shares will be permitted to borrow (the "loan") from Numico to purchase additional shares from Numico in an amount up to two dollars for each dollar of his or her initial purchase. The loan will be secured by a pledge of the shares purchased with the loan proceeds, as well as those purchased in the initial purchase, and will be subject to repayment in full, with interest at the appropriate applicable federal rate, on the third anniversary of the Merger, or earlier in the event of termination of employment. The loan balance and interest, however, will be subject to forgiveness in whole or in part as set forth below if the individual remains in the continuous employ of the Company through the maturity date. In such case, 50% of the loan balance and interest due will be forgiven and the remaining 50% will be forgiven if the Company has achieved its operating EBITDA goals for the three-year period. A portion of the loan will be forgiven in the event of early termination of employment due to death, disability or termination by the Company without cause. Shares purchased under the plan will be held in an account and may not be sold by the participant until the loan maturity date, or earlier in the event of termination of employment.

    NUMICO STOCK OPTION PROGRAM. Numico has agreed to make available options to purchase up to 400,000 shares for grant to key employees of the Company and its subsidiaries following the Merger. In addition, Numico has agreed to make available options with respect to not less than 200,000 shares annually following the first, second and third anniversaries of the Merger. The options with respect to the 400,000 shares will be granted to those key employees identified by Mr. Damon DeSantis, including Senior Officers, other than Mr. Damon DeSantis. In general, the options will not be exercisable unless the option holder remains in the continuous employ of the Company through the third anniversary of the Merger. Partial vesting will occur in the event of early termination of employment due to death or disability or termination without cause.

    OTHER PROVISIONS. The purchase price to be paid for the shares under the Numico Management Stock Purchase Plan and for the initial 400,000 options will be determined by reference to the 15-day average closing price for the Numico shares on the Amsterdam Stock Exchange immediately prior to the date of the Merger. For this purpose and for purposes of these programs Numico shares means the depositary receipts representing ordinary shares of Numico that are directly traded on the Amsterdam Stock Exchange. Implementation of these programs is subject to compliance with applicable laws. In the event such compliance is unduly burdensome, Numico has agreed to establish cash-based programs that will provide substantially equivalent benefits.

EMPLOYEE BENEFITS.

    Concurrent with the signing of the Merger Agreement, Numico and the Company entered into a letter agreement (the "Benefits Letter") relating to certain employee benefit matters. The Benefits Letter has been filed as an exhibit to the Schedule TO and is incorporated herein by reference, and the following summary is qualified in its entirety by reference to the Benefits Letter. The Benefits Letter may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

    In addition to certain commitments relating to the Employment Agreements and Consulting Agreements and the Numico Equity Incentive Programs described above (see "--Employment and Consulting Agreements" and "--Numico Equity Incentive Programs"), the Benefits Letter contains certain covenants and agreements from Numico relating to certain actions to be taken in connection with or following the Merger. Numico has agreed to cause the Company to continue to honor the Company's employee benefit plans and agreements in effect as of the date of the Merger, except as contemplated by the Merger Agreement or the Benefits Letter.

    Numico has agreed that the Company will maintain its employee benefit programs, through at least the end of the current plan years, at a level that, when taken as a whole, is no less favorable to the Company employees as those benefits provided immediately prior to the Merger, except alterations made with the written consent of Mr. Damon DeSantis.

    As of the date of the Merger Agreement, the Company had in place annual incentive bonus arrangements tied to financial and individual performance targets for the fiscal year ending August 31, 2000. Pursuant to the Benefits Letter, Numico has agreed to maintain such program through the end of August 2000, at which time a new annual incentive program will be implemented.

SHAREHOLDER AGREEMENT.

    The following is a summary of material terms of the Shareholder Agreement dated as of April 30, 2000. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Schedule TO. The Shareholder Agreement may be examined, and copies thereof may be obtained, as set forth in
Section 8 above.

    Pursuant to the Shareholder Agreement, certain shareholders of the Company, including the executive officers, who hold in the aggregate 32,239,270 Shares, which represent approximately 50.3% of the votes of all the outstanding Shares, have agreed to validly tender and sell pursuant to the Offer all such Shares beneficially owned by such shareholders, as such Shares may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of Shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with Shares that may be acquired after April 30, 2000 by such shareholder, including Shares issuable upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, or otherwise. In addition, each such shareholder has also granted to the Purchaser an irrevocable option to purchase all such Shares subject to the Shareholder Agreement at a purchase price of $24.00 per Share; provided that, in the event the consideration per Share payable in the Offer, the Merger or any alternative transaction between the Company and Numico is increased above $24.00 (a "Higher Purchase Price"), then with respect to Shares purchased from Christian Nast, Nickolas Palin, Geary Cotton, Patricia Cotton, Richard Goudis, Richard Werber, Gerald Holly, Stephen Frabitore and David Schofield (the "Exempt Sellers"), the option price will be increased to the Higher Purchase Price and provided, further, that if after the option is exercised, the Company enters into a transaction constituting an Acquisition Proposal and Numico or the Purchaser disposes of the Shares so purchased within one year after termination of the Merger Agreement at a price per share higher than $24.00, Numico must pay the Exempt Sellers the difference between such higher price and $24.00. Subject to certain exceptions in the Shareholder Agreement, such option may be exercised by the Purchaser, in whole or in part, during the period commencing on the earlier of (i) the second business day after the commencement of the Offer or (ii) on May 10, 2000, and ending on the date which is the thirtieth business day after the termination of the Merger Agreement in accordance with the terms thereof.

    Each such shareholder severally has agreed, subject to certain exceptions, that:

        (a) each shareholder will not (i) offer to sell, sell, transfer, pledge, hypothecate, grant a security interest in, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, hypothecation, grant of security interest in, encumbrance, assignment or other disposition of, any of the Shares (including any options or warrants to purchase Shares) to any person other than the Purchaser or the Purchaser's designee, except as otherwise set forth in the Shareholder Agreement, (ii) enter into any voting arrangement with respect to any Shares, or (iii) take any other action that would in any way restrict, limit or interfere with the performance of each shareholder's obligations under the Shareholder Agreement or the transactions contemplated thereby;

        (b) until the Merger is consummated or the Merger Agreement is terminated, each shareholder will not, nor will it permit any investment banker, financial advisor, attorney, accountant or other representative or agent of such shareholder to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal;

        (c) each shareholder will notify and provide details to Numico if approached or solicited, directly or indirectly, by any person with respect to an Acquisition Proposal;

        (d) at any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, such shareholder will (i) vote (or cause to be voted) such shareholder's shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and (ii) vote (or cause to be voted) such shareholder's Shares against any Alternative Transaction or Frustrating Transaction (each as defined in the Shareholder Agreement);

        (e) if Numico increases the price per Share payable in the Offer for any reason (and Numico accepts Shares for payments pursuant to the Offer), then immediately following payment for the Shares, each shareholder (other than Exempt Sellers) will pay Numico on demand an amount in cash equal to the product of (x) the number of such shareholder's Shares and Shares subject to options as identified in the Shareholder Agreement and (y) the excess of (A) the per Share cash consideration received by the shareholder as a result of the Offer, over (B) $24.00;

        (f) in the event the Merger Agreement is terminated and the Purchaser is entitled to purchase such shareholder's Shares pursuant to the Shareholder Agreement, the Purchaser may elect, in lieu of purchasing such Shares, to receive from such shareholders, and each such shareholder (other than Exempt Sellers) agrees to pay the Purchaser on demand, an amount equal to 80% of all profit of such shareholder from the consummation (i) of any Acquisition Proposal with a Prior Person (as defined in the Shareholder Agreement) that is consummated within one year of the termination of the Merger Agreement, or (ii) any Acquisition Proposal that is consummated pursuant to a definitive agreement entered into within six months after the termination of the Merger Agreement with a person other than a Prior Person; and

        (g) each shareholder with any Shares or options to acquire Shares which are subject to the Shareholder Agreement will supply written evidence reasonably satisfactory to the Purchaser within three business days after the commencement of the Offer that such shareholder has made suitable arrangements for the tender, sale and purchase of such Shares pursuant to the Offer and in accordance with the Shareholder Agreement.

    Furthermore, certain designated shareholders have agreed, that if so requested by Numico at any time and from time to time when Numico reasonably believes the number of outstanding Shares owned by the shareholders who are a party to the Shareholder Agreement in the aggregate is less than a majority of the total issued and outstanding Shares on a fully diluted basis, each such designated shareholder will exercise such number of their options to acquire Shares as are sufficient, after giving effect to the exercises, to ensure that the number of outstanding Shares owned by the shareholders who are a party to the Shareholder Agreement in the aggregate continue at all times to represent a majority of the total issued and outstanding Shares on a fully diluted basis. At the request of any such shareholder, Numico will loan to such shareholder the exercise price of such options. In addition, certain shareholders have covenanted that he, she or it shall not, for a period of five years from and after the date of consummation of the Merger, subject to certain exceptions,
(i) provide or perform services which are in competition with the Company's Business (as defined in the Shareholder Agreement) or (ii) have a financial interest in or be in any way connected with or affiliated with any person which is in competition with the Company's Business.

    The Shareholder Agreement contains certain representations and warranties by the shareholders subject to such agreement, including, among other things, representations and warranties concerning: (i) the authority of the shareholder relative to the execution and delivery of and consummation of the transactions contemplated by the Shareholder Agreement, (ii) the absence of any violation or breach of, or default under, any contract, agreement, injunction, court order or regulation, (iii) the valid record and beneficial ownership, as to both voting and dispositive power, of all Shares indicated on Exhibit A to the Shareholder Agreement, (iv) the absence of brokers or finders entitled to a fee in connection with the Shareholder Agreement, and (v) the acknowledgment that Numico and the Purchaser are entering into the Merger Agreement in reliance upon the Shareholder Agreement.

    The Shareholder Agreement also contains certain representations and warranties by Numico and the Purchaser, including, among other things, representations and warranties concerning: (i) the authority of Numico and the Purchaser relative to the execution and delivery of and consummation of the transactions contemplated by the Shareholder Agreement, (ii) the fact that the Shares will be acquired in compliance with the Securities Act of 1933, as amended (the "Securities Act") and the Purchaser will not dispose of the Shares in violation of the Securities Act, and (iii) the fact that Numico will have the financing needed to consummate the Offer and the Merger, and will provide such financing to the Purchaser.

    The closing of each purchase of Shares is subject to the following conditions: (i) no temporary restraining order, injunction or other order of a court or other government entity shall be in effect and have the effect of making the option illegal or otherwise prohibiting consummation of the option,
(ii) any applicable waiting period under the HSR Act shall have expired or been terminated, and (iii) all actions by, or any filing with, any government entity or official required to permit the consummation of the purchase and sale of the Shares pursuant to the exercise of the option shall have been obtained or made and shall be in full force and effect.

    As part of the Shareholder Agreement, each of the shareholders irrevocably granted to, and appointed, certain individuals of Numico (each a "Proxy Holder"), as such shareholder's proxy and attorney-in-fact to vote such shareholder's Shares, or grant a consent or approval in respect of such Shares, at any meeting of shareholders of the Company or any adjournment thereof or in any other circumstance upon which their vote, consent or approval is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement against any Alternative Transaction or Frustrating Transaction. Unless the Shareholder Agreement is properly terminated, the Company has agreed to recognize and give effect immediately to any vote, consent or approval exercised or expressed by a Proxy Holder.

    Notwithstanding any other provision of the Shareholder Agreement, Carl DeSantis will be permitted at any time to transfer record ownership of an aggregate of up to 300,000 outstanding Shares to non-profit institutions designated by Mr. DeSantis, provided that, immediately prior to such transfer, Mr. DeSantis exercises sufficient options on Shares so as to maintain the voting interest in the outstanding Shares held by Mr. DeSantis as of the date of the Shareholder Agreement.

    Subject to certain exceptions, all of the rights and obligations of the parties to the Shareholder Agreement shall terminate upon the earliest of
(i) the date upon which the Merger Agreement is terminated pursuant to the terms thereof and (ii) the effective time of the Merger.

    The Shareholder Agreement provides that no shareholder who is a party to the Shareholder Agreement and who is or becomes a director or officer of the Company make any agreement or understanding under the Shareholder Agreement in his or her capacity as a director or officer, that each such shareholder signs only in the capacity of a shareholder of the Company and nothing in the Shareholder Agreement shall limit or affect any actions taken by a shareholder in his or her capacity as a director or officer of the Company.

CONFIDENTIALITY AGREEMENT.

    The following is a summary of the material terms of the Confidentiality Agreement (as defined below), which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO.

    Pursuant to a letter agreement, dated March 22, 2000, between Numico and the Company (the "Confidentiality Agreement"), the Company and Numico agreed to keep confidential certain information exchanged between such parties. The Confidentiality Agreement also contains customary non-solicitation and standstill provisions. The Merger Agreement provides that the provisions of the Confidentiality Agreement shall remain binding and in full force and effect after the termination or Effective Time of the Merger Agreement.

    Except as otherwise specified, the capitalized terms used but not otherwise defined in this Section 11 shall have the meanings set forth in the Merger Agreement.

12. CERTAIN CONDITIONS TO THE OFFER.

    Notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Merger Agreement, the Purchaser shall not be obligated to accept for payment any Shares until all authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity which, if not obtained in connection with the consummation of the transactions contemplated by the Merger Agreement, could reasonably be expected to have a Material Adverse Effect on the Company or prevents the Company, Numico or Purchaser from consummating the transactions contemplated by the Merger Agreement (collectively, "Required Regulatory Approvals") shall have been obtained, made or satisfied, including the expiration or earlier termination of any waiting periods applicable under the HSR Act, and the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange
Act) pay for, and may delay the acceptance for payment of or payment for, any Shares tendered in the Offer and (subject to the terms and conditions of the Merger Agreement, including Section 1.1(b) thereof), may amend, extend or terminate the Offer if, immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement) the Minimum Condition shall not have been satisfied or any of the following shall occur:

        (a) there shall be threatened or pending any action, litigation or proceeding (hereinafter, an "Action") by any Governmental Entity or other
    Person: (i) challenging the acquisition by Numico or the Purchaser of Shares or seeking to restrain or prohibit the consummation of the Offer or the Merger; (ii) seeking to prohibit or impose any material limitation (including any hold separate obligation) on Numico's, the Purchaser's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Numico and its subsidiaries taken as a whole; or (iii) seeking to impose material limitations on the ability of Numico or the Purchaser effectively to acquire or hold, or to exercise full rights of ownership of, the Shares including the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the shareholders of the Company; or

        (b) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Merger Agreement, the Offer, the Merger, the Shareholder Agreement or any other action shall have been taken by any court or other Governmental Entity, that could reasonably be expected to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (iii) of paragraph (a) above; or

        (c) (i) the representations and warranties of the Company as set forth in Section 3.1(b) of the Merger Agreement shall not be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the consummation of the Offer as though made on and as of such date;
    (ii) the representations and warranties of the Company set forth in the Merger Agreement (other than those set forth in Section 3.1(b) of the Merger Agreement), (x) to the extent qualified by Material Adverse Effect shall not be true and correct and (y) to the extent not qualified by Material Adverse Effect shall not be true and correct, except that this clause (y) shall be deemed satisfied so long as any failures of such representations and warranties to be true and correct, taken together, do not have a Material Adverse Effect on the Company, in the case of each of clauses (x) and
    (y) as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the consummation of the Offer as though made on and as of such date; (iii) the Company shall have breached or failed to comply in any material respect with any of its material obligations, covenants or agreements under the Merger Agreement; or (iv) any change or event shall have occurred that has, or could reasonably be expected to have, a Material Adverse Effect on the Company; or

        (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or the Nasdaq

    National Market; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the European Union or the United Kingdom; (iii) any material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions; (iv) a suspension of, or limitation on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or abroad; (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or the Netherlands which could reasonably be expected to have a Material Adverse Effect on Numico or the Company or prevent (or materially delay) the consummation of the Offer; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or a worsening thereof; or

        (e) (i) if the holders of Shares which are the subject of the Shareholder Agreement shall have either (A) failed to tender in the Offer (and not withdrawn) a majority of the outstanding Shares or (B) in any material respect, failed to vote, failed to act by consent or have interfered with or have frustrated the exercise of the rights conferred upon the holders of proxies identified and set forth in the Shareholder Agreement, or (ii) any of the representations and warranties of any such party set forth in the Shareholder Agreement shall not be true in any material respect, in each case, when made or at any time prior to the consummation of the Offer as if made at and as of such time, or (iii) the Shareholder Agreement shall have been invalidated or terminated with respect to any Shares subject thereto; or

        (f) the Board of Directors of the Company (or any special committee thereof) shall have withdrawn or materially modified in any manner adverse to Numico or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement; or

        (g) the Company shall have entered into or shall have publicly announced its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal; or

        (h) the Merger Agreement or the Shareholder Agreement shall have been terminated in accordance with its terms.

    The conditions set forth in clauses (a) through (h) are for the sole benefit of Numico and the Purchaser and may be asserted by Numico and the Purchaser regardless of the circumstances giving rise to such condition and may be waived by Numico and the Purchaser in whole or in part at any time and from time to time, by express and specific action to that effect in their sole discretion. The failure by Numico or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    The capitalized terms used in this Section 12 shall have the meanings set forth in the Merger Agreement.

13. SOURCE AND AMOUNT OF FUNDS.

    The Offer is not conditioned upon obtaining any financing arrangements. The Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares on a fully diluted basis pursuant to the Offer and the Merger, to pay related fees and expenses of Numico and the Purchaser and to effect the Merger will be approximately $1.8 billion. The Purchaser will obtain these funds from Numico, either directly or indirectly via Nutricia LP, Nutricia, Inc. and/or Nutricia International, and/or any other wholly owned subsidiary of Numico through loans, advances or capital contributions. Numico currently intends to obtain such funds through a short-term bridge facility. Numico is currently negotiating with various financial institutions with regard to obtaining such a facility. To date, Numico has not accepted any commitment offers nor executed any definitive financing agreements. If and when definitive agreements regarding the financing of the Offer are executed, copies will be filed as exhibits to the Schedule TO. Numico is confident it will be successful in arranging a short-term bridge facility for the Offer. In the event Numico is unable to secure such a facility with acceptable terms and conditions, it will investigate alternative financing arrangements. Currently, Numico is in the process of identifying any such alternative arrangements.

14. DIVIDENDS AND DISTRIBUTIONS.

    Pursuant to the Merger Agreement, the Company shall not, and shall not propose to, without the consent of Numico: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except as otherwise permitted with respect to the payment of the option exercise price or tax withholding under certain option agreements in effect on the date of the Merger Agreement under the Company Equity Plans or (iv) effect any reorganization or recapitalization.

    Furthermore, until the Effective Time, the Company shall not, and shall cause its subsidiaries not to, issue, pledge, dispose of or encumber, deliver or sell, or authorize or propose the issuance, disposition, encumbrance, pledge, delivery or sale of, any Shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of Shares upon the exercise of stock options or rights to purchase Shares outstanding on the date of the Merger Agreement in accordance with the terms of the Company Equity Plans as in effect on the date of the Merger Agreement.

15. CERTAIN LEGAL MATTERS.

    GENERAL. Except as otherwise described herein, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, neither Numico nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, the Purchaser and Numico currently contemplate that such approval or other action will be sought or taken. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's or Numico's business or that certain parts of the Company's or Numico's business might not have to be disposed of in the event such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 12.

    STATE TAKEOVER LAWS. The Company is subject to Section 607.0901 (the "Affiliated Transactions Statute") of the FBCA. The Affiliated Transactions Statute generally prohibits a Florida corporation from engaging in an "affiliated transaction" with an "interested shareholder," unless the affiliated transaction is approved by a majority of the disinterested directors or by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, the corporation has not had more than 300 shareholders of record at any time for three years prior to the public announcement relating to the affiliated transaction or the corporation complies with certain statutory fair price provisions.

    Subject to certain exceptions, under the FBCA an "interested shareholder" is a person who beneficially owns more than 10% of the corporation's outstanding voting shares. In general terms, an "affiliated transaction" includes: (i) any merger or consolidation with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value equal to 5% or more of the corporation's consolidated assets or outstanding shares or representing 5% or more of the corporation's earning power on net income;
(iii) the issuance to any interested shareholder of shares with a fair market value equal to 5% or more of the aggregate fair market value of all outstanding shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by more than 5% the percentage of the corporation's outstanding voting shares beneficially owned by any interested shareholder; (v) the liquidation or dissolution of the corporation if proposed by any interested shareholder; and (vi) any receipt by the interested shareholder of the benefit of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.

    Because a majority of the disinterested directors of the Company's Board of Directors has approved the Merger Agreement and the Shareholder Agreement and the transactions contemplated thereby, the provisions of the Affiliated Transactions Statute are not applicable to the Offer and the Merger and other such transactions.

    The Company is also subject to Section 607.0902 of the FBCA (the "Control Share Acquisition Statute"). The Control Share Acquisition Statute provides that shares of publicly held Florida corporations that are acquired in a "control share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquiror to have voting power within the following ranges or to move upward from one range into another: (i) 20%, but less than 33 1/3%; (ii) 33 1/3%, but less than 50%; or (iii) 50% or more of such votes.

    The Control Share Acquisition Statute does not apply to an acquisition of shares of a publicly held Florida corporation (i) pursuant to a merger or share exchange effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger or share exchange agreement, or (ii) if such acquisition has been approved by the board of directors of that corporation before the acquisition.

    Because the Control Share Acquisition Statute specifically exempts a merger effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger agreement and an acquisition which has been approved by the board of directors before the acquisition, the provisions of the Control Share Acquisition Statute are not applicable to the Offer or the Merger or the Shareholder Agreement.

    Except as described herein, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection with the Offer or the Merger is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer or the Merger, the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser might not be obligated to accept for payment or pay for any Shares tendered. See Section 12.

    ANTITRUST COMPLIANCE. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust

Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by the Purchaser is subject to these requirements.

    Pursuant to the HSR Act, Numico filed a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC on May 2, 2000. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing made by Numico. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on May 17, 2000, unless early termination of the waiting period is granted, or Numico and/or the Company receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division were to make such a request(s) for additional information or documentary material, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request(s), unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Thereafter, the waiting period could be extended only by agreement or by court order. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Purchaser, or the divestiture of substantial assets of the Company or its subsidiaries, or of Numico or its subsidiaries. Private parties also may bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

    FOREIGN APPROVALS. The Company and Numico each own property or conduct business in various foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or obtaining the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that Numico will be able to cause the Company or its subsidiaries to satisfy or comply with such laws, or that compliance or noncompliance with such laws will not have a material adverse effect on the financial condition, properties, business, results of operations or prospects of the Company and its subsidiaries taken as a whole, or will not impair the Company, or any of their respective affiliates, following consummation of the Offer or the Merger, to conduct any material business or operations in any jurisdiction where they now are being conducted. See Section 12 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event that any such foreign approvals give rise to the above-described effects.

16. FEES AND EXPENSES.

    Salomon Smith Barney is acting as Dealer Manager for the Offer and as financial advisor to Numico in connection with Numico's proposed acquisition of the Company, for which services Salomon Smith Barney will receive customary compensation. Numico also has agreed to reimburse Salomon Smith Barney for reasonable costs and expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Numico and the Company for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

    The Purchaser has also retained Innisfree M&A Incorporated to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses. The Purchaser will also indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

    The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. LEGAL PROCEEDINGS.

    On May 1, 2000, a shareholder of the Company filed an action in the Circuit Court of the 15th Judicial Circuit, in and for Palm Beach County, Florida, against the Company and its directors seeking, among other remedies, to enjoin the Merger. The complaint alleges that the individual defendants failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward the plaintiff and the other Company shareholders. The substantive allegations contained in the complaint include (i) that while the plaintiff and other public shareholders are cashed out in the Merger, Damon DeSantis and numerous other Company executives have signed new employment contracts with Numico and will remain with the combined entity, and (ii) the consideration being offered to plaintiff and the other public shareholders is inadequate because it did not result from an appropriate consideration of the value of the Company, as the directors were presented with and asked to evaluate the proposed Merger without any attempt to ascertain the true value of the Company through open bidding or a market check mechanism. The plaintiff has requested that the lawsuit be maintained as a class action on behalf of himself and all holders of Shares other than the named defendants and any of their affiliates, that the directors of the Company be directed to maximize shareholder value and resolve all conflicts of interest in the best interests of the shareholders, and that the defendants be enjoined from consummating the transactions until defendants adopt and implement a procedure or process to obtain the highest price possible for the Shares.

    Numico has been informed by representatives of the Company that the Company believes the complaint to be without basis in fact or law and intends to oppose the litigation vigorously. Although Numico is not a party to this action, Numico anticipates that the litigation will continue and that other similar claims may be brought in the future relating to the Offer and the Merger. No assurances can be given as to the outcome or effect of the foregoing or any possible future litigation on the Offer, the Merger, the Company or Numico.

18. MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Neither the Purchaser nor Numico is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR NUMICO NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser and Numico have filed with the SEC the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C., in the manner set forth in Section 8.

                                          NUTRICIA INVESTMENT CORP.

May 5, 2000

                                   SCHEDULE A
                      DIRECTORS AND EXECUTIVE OFFICERS OF
               NUMICO, THE PURCHASER, NUTRICIA LP, NUTRICIA, INC.
                             NUTRICIA INTERNATIONAL

KONINKLIJKE NUMICO N.V. ("Numico") and
NUTRICIA INTERNATIONAL B.V. ("Nutricia International")

    The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Nutricia International. Each person has a business address at Rokkeveenseweg 49, 2712 PJ Zoetermeer, P.O. Box 1, 2700 MA Zoetermeer, the Netherlands, and is a citizen of the Netherlands, unless a different business address and/or citizenship is indicated under his or her name. Directors are indicated by an asterisk.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME                                                  AND FIVE-YEAR EMPLOYMENT HISTORY
----                                     ----------------------------------------------------------
Erlend Jan van der Hagen*..............  Chairman of the Supervisory Board of Numico and Nutricia
                                         International since January 1992. Mr. van der Hagen is
                                         also Chairman of the Supervisory Board of Hagemeijer N.V.
Petrus Adrianus Wilhelmus Roef*........  Member of the Supervisory Board of Numico and Nutricia
                                         International since May 1987. Mr. Roef is also a member of the Supervisory Board of Hagemeijer N.V., VNU N.V., Gamma
                                         Holding N.V., Parcon N.V. and Robeco N.V.
Ellis Joost Ruitenberg*................  Member of the Supervisory Board of Numico and Nutricia
                                         International since May 1996. Mr. Ruitenberg has also
                                         served as the General and Scientific Manager of Central
                                         Blood Transfusion Laboratories of the Red Cross in
                                         Amsterdam for the past five years.
Robert Zwartendijk*....................  Member of the Supervisory Board of Numico and Nutricia
                                         International since May 1998. Mr. Zwartendijk served as a
                                         member of the Board of Managing Directors of Koninklijke
                                         Ahold N.V. from 1981 until his retirement in May 1999. Mr.
                                         Zwartendijk also holds the following positions: Chairman
                                         of the Supervisory Boards of Nutreco Holding N.V. and
                                         Blokker Holding N.V., a member of the Supervisory Boards
                                         of Buhrmann N.V., Randstad Holdings N.V. and Innoconcepts
                                         N.V., and a member of the Board of Telepanel Systems Inc.,
                                         Lincoln Snacks, Luis Paez, Disco Ahold International
                                         Holdings N.V. and Ahold Supermercados.
Cornelius Johannes Brakel*.............  Member of the Supervisory Board of Numico and Nutricia
                                         International since May 1999. Mr. Brakel was Chairman and
                                         Chief Executive Officer of Wolters Kluwer from 1991 to May
                                         1999. Mr. Brakel also holds the following positions:
                                         Chairman of the Executive Board of Wolters Kluwer N.V.;
                                         Chairman of the Supervisory Board of Kappa Packaging
                                         Nederland B.V., Bols Royal Distilleries and Unique
                                         International N.V.; member of the Supervisory Board of
                                         Maxeres N.V. and Kempen & Co. N.V.
Johannes C. T. van der Wielen..........  President, Chief Executive Officer of Numico and Nutricia
                                         International since January 1992 and member of the
                                         Executive Board of Numico and Nutricia International since
                                         January 1989. Mr. van der Wielen is also a member of the
                                         Supervisory Boards of Maxeres Holding N.V., Gouda Vuurvast
                                         Holding N.V. and Benckiser N.V. In addition, he is a
                                         member of "Raad van Bestuur" Telindus B.V., a member of
                                         the Advisory Board of ABN AMRO, Chairman of "Stichting
                                         Continuiteit Wolters Kluwer" and a director of Numico
                                         National B.V.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME                                                  AND FIVE-YEAR EMPLOYMENT HISTORY
----                                     ----------------------------------------------------------
Philippe J.M. Misteli..................  Chief Financial Officer and a member of the Executive
                                         Board of Numico and Nutricia International since
                                         May 2000. From July 1997 to May 2000, Mr. Misteli served
                                         as the Chief Financial Officer and a member of the
                                         Executive Board of Euro Disney. Prior to that, Mr. Misteli held various positions with Unilever, including Chief
                                         Financial Officer North American Division and Head of
                                         Commercial Services.

NUTRICIA INVESTMENT CORP. ("Purchaser")

    The following table sets forth the name, business address, present occupation or employment and five-year employment history of the sole director and executive officer of Nutricia Investment Corp. The person listed below has a business address at Rokkeveenseweg 49, 2712 PJ Zoetermeer, P.O. Box 1, 2700 MA Zoetermeer, the Netherlands and is a citizen of the Netherlands.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME                                                  AND FIVE-YEAR EMPLOYMENT HISTORY
----                                     ----------------------------------------------------------
Julitte van der Ven....................  President and director of Nutricia Investment Corp. since its inception on April 28, 2000. Mrs. van der Ven is also
                                         General Counsel for Numico, a position she has held since
                                         July 1989. In addition, she is the sole director and
                                         executive officer of Nutricia Florida, Inc., Nutricia
                                         Delaware, Inc., a Delaware corporation ("Nutricia
                                         Delaware, Inc.") and Numico, Inc., a Delaware corporation
                                         ("Numico, Inc.").

NUTRICIA FLORIDA, L.P. ("Nutricia LP") and NUTRICIA FLORIDA, INC.
("Nutricia, Inc.")

    The following table sets forth name, business address, present occupation or employment and five-year employment history of the sole director and executive officer of Nutricia, Inc. Nutricia, Inc. is the sole general partner of Nutricia LP. The person listed below has a business address at Rokkeveenseweg 49, 2712 PJ Zoetermeer, P.O. Box 1, 2700 MA Zoetermeer, the Netherlands and is a citizen of the Netherlands.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME                                                  AND FIVE-YEAR EMPLOYMENT HISTORY
----                                     ----------------------------------------------------------
Julitte van der Ven....................  President and director of Nutricia, Inc. since its inception on April 28, 2000. Mrs. van der Ven is also
                                         General Counsel for Numico, a position she has held since
                                         July 1989. In addition, she is the sole director and
                                         executive officer of the Purchaser, Nutricia Delaware,
                                         Inc. and Numico, Inc.

    Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                               THE DEPOSITARY FOR THE OFFER IS:
                                   WILMINGTON TRUST COMPANY

                                    FACSIMILE TRANSMISSION:      BY HAND OR OVERNIGHT COURIER:
           BY MAIL:               (FOR ELIGIBLE INSTITUTIONS       Wilmington Trust Company
  Corporate Trust Operations                 ONLY)                 1105 North Market Street,
   Wilmington Trust Company             (302) 651-1079                   First Floor
   1100 North Market Street                                          Wilmington, DE 19801
      Rodney Square North         FOR CONFIRMATION TELEPHONE:        Attn: Corporate Trust
   Wilmington, DE 19890-0001            (302) 651-8869                    Operations

    Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                         (212) 750-5833 (CALL COLLECT)
                                       OR
                         CALL TOLL-FREE (888) 750-5834

                      THE DEALER MANAGER FOR THE OFFER IS:

                              Salomon Smith Barney

                              388 GREENWICH STREET
                            NEW YORK, NEW YORK 10013
                         CALL TOLL-FREE (877) 755-4456